UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DUPONT FABROS TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2017

Time:	9:00 a.m. Eastern Time Monday, June 12, 2017

Place:	Market Square North 401 9th Street NW, 10th Floor Washington, DC 20004

Items of Business:	1.	To elect eight members to the Board of Directors for a term of one year each;

	2.	To approve an amendment to our Articles of Incorporation to allow stockholders to amend our Bylaws;

	3.	To approve of the Amendment and Restatement of our 2011 Equity Incentive Plan;

	4.	To hold an advisory (non-binding) vote on our executive compensation;

	5.	To hold an advisory vote on the frequency of say-on pay votes;

	6.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017; and

	7.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who May Vote:	You may vote if you were a stockholder of record on April 3, 2017.

Proxy Voting:	Your vote is important. Please vote in one of the following ways:

• Via the Internet: Visit the website shown on your proxy card or Notice of Internet Availability of Proxy Materials, as applicable;

• Via Telephone: Use the toll-free telephone number shown on your proxy card or Notice of Internet Availability of Proxy Materials, as applicable;

• By Mail: If you received copies of the proxy materials by mail, mark, sign, date and promptly return the enclosed proxy card or vote instruction form; or

• In Person: Submit a ballot at the Annual Meeting.

We are furnishing proxy materials to you electronically via the Internet, instead of mailing printed copies of those materials to each stockholder. We have provided notice and electronic delivery of the proxy materials to our stockholders of record on April 3, 2017. The notice contained instructions on how to access online our Proxy Statement and annual report and how to vote online, and also included instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for the Annual Meeting and future meetings of stockholders.

Our Board of Directors has fixed the close of business on April 3, 2017, as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof. Accordingly, only stockholders of record as of the close of business on April 3, 2017 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly.

By order of the Board of Directors,

Lammot J. du Pont,

Chairman of the Board

Washington, DC

April 13, 2017

DUPONT FABROS TECHNOLOGY, INC.

401 9th Street, NW, Suite 600

Washington, DC 20004

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We have furnished this Proxy Statement to you electronically via the Internet in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Market Square North, 401 9th Street NW, 10th Floor, Washington, DC 20004, on June 12, 2017, at 9:00 a.m., Eastern time, and at any adjournment and postponement thereof. Our Board of Directors requests that you allow your shares to be represented and voted at the Annual Meeting by the proxy holders named on the enclosed card. This Proxy Statement is first being made available to our stockholders on or about April 13, 2017.

The mailing address of our principal executive offices is 401 9th Street NW, Suite 600, Washington, DC 20004. We maintain an Internet website at www.dft.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.

We will bear the costs of this solicitation, including the costs of preparing, assembling and furnishing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, our directors, officers and employees may solicit proxies, for no additional compensation, by telephone, personal interviews or otherwise. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The furnishing of this Proxy Statement does not imply that there has been no change in the information set forth since the date of this Proxy Statement.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules of the Securities and Exchange Commission, or the SEC, we are making this Proxy Statement and our annual report available to our stockholders electronically via the Internet. We provided notice and electronic delivery of the proxy materials (the “Notice of Internet Availability”) to our stockholders of record on April 3, 2017. If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the notice. Copies of our proxy materials will be available at www.edocumentview.com/DFT for one year after the Annual Meeting.

Items for consideration at the Annual Meeting

Proposal	Board Recommendation
The election to the Board of the eight nominees named in this Proxy Statement (Proposal 1)	“FOR” each of the nominees to the Board

Approval of an amendment to our Articles of Incorporation to allow stockholders to amend our Bylaws (Proposal 2)	“FOR”

Approval of the Amendment and Restatement of our 2011 Equity Incentive Plan (Proposal 3)	“FOR”

An advisory (non-binding) vote on executive compensation (Proposal 4)	“FOR”

An advisory vote on the frequency of say-on pay votes (Proposal 5)	“1 YEAR”

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 (Proposal 6)	“FOR”

VOTING

Who may vote at the Annual Meeting?

Each share of our common stock has one vote on each matter. Only stockholders of record as of the close of business on April 3, 2017 (the “Record Date”) are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”), to attend and to vote at the Annual Meeting. As of the Record Date, there were 77,836,170 shares of our common stock issued and outstanding.

Holders of our 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock (“Series C Preferred Stock”) are not entitled to receive the Notice, to attend or to vote at the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business, which is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is the voting requirement to approve each of the proposals?

For Proposal 1, each of the eight nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the Annual Meeting. A summary of our majority voting standard appears below under “Information About Our Board of Directors and Its Committees—Majority Voting.” There is no cumulative voting in the election of directors.

Approval of Proposal 2 requires the affirmative vote of a majority of the votes entitled to be cast on the matter at the Annual Meeting.

Approval of each of Proposals 3, 4, 5 and 6 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the approval of any other business that may properly come before the Annual Meeting.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability, and if requested, the proxy materials, were sent directly to you by Computershare Investor Services.

•	Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability and, if requested, the proxy materials, were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares.

If I am a stockholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by visiting www.envisionreports.com/DFT and entering the control number found on the Notice of Internet Availability.

•	By Telephone. If you received your proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you received your proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•	In person. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the vote instruction form included with the Notice of Internet Availability.

•	By Telephone. If you received your proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. If you received your proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you either:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement, and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 (Proposal 6) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with Proposal 6.

The other matters (Proposals 1 through 5) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on these non-routine matters and, therefore, Proposals 1 through 5 may receive broker non-votes.

How are broker non-votes and abstentions treated?

For Proposals 1, 4, 5 and 6, broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present, but will not be included in vote totals of the vote on any matter and broker non-votes will not affect the outcome. For Proposal 2, broker non-votes and abstentions will not be counted for purposes of determining whether a quorum is present and they will have the effect of a vote against the proposal. For Proposal 3, abstentions will be counted as votes cast and will have the same effect as votes against the proposal, while broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. However, for Proposal 3, both abstentions and broker non-votes will count toward the presence of a quorum.

How can I change my vote after I have voted?

Stockholders of Record. If you are a stockholder of record, you may revoke a previously granted proxy at any time before it is exercised at our Annual Meeting by taking any of the following actions:

•	notifying our Secretary in writing that you would like to revoke your proxy;

•	completing a proxy card with a later date and returning it to us at or before our Annual Meeting; or

•	attending our Annual Meeting and voting in person. Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy that you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your proxy instructions.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to stockholders. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at eight. The eight persons named below have been nominated to serve on the Board of Directors until our 2018 Annual Meeting of Stockholders and until their respective successors are elected and qualified. Each of the nominees currently serves on our Board. The Board of Directors has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected. Each of the nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the Annual Meeting.

Below we identify and describe the key experience, qualifications and skills that we believe are necessary for one or more of our directors to possess and are important in light of our business. Each director’s experiences, qualifications and skills that the Nominating and Corporate Governance Committee considered in his or her nomination are included in his or her individual biography.

•	Leadership experience. We believe that directors with experience in significant leadership positions over an extended period provide us with important insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to produce growth. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit us.

•	Finance experience. We believe that an understanding of finance and financial reporting processes is important for our directors. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success. We seek to have at least one director who qualifies as an audit committee financial expert, and we expect all of our directors to be financially knowledgeable.

•	Industry experience. We seek to have directors with experience as executives, directors or in other leadership positions in the data center industry, the real estate industry and with real estate investment trusts, or REITs, given the numerous operating and structural requirements under the Internal Revenue Code’s rules and related regulations with which REITs must comply.

The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates. A director candidate’s background and personal experience, however, is a significant element of the Nominating and Corporate Governance Committee’s candidate identification and evaluation process to help ensure that the Board remains sensitive and responsive to the needs and interests of our customers, stockholders and other stakeholders.

Nominees for Election as Directors

The table below sets forth the names and principal occupations of each of the directors nominated for election at the Annual Meeting.

Name	Principal Occupation	Age
Lammot J. du Pont	Chairman of the Board of the Company	50
Michael A. Coke	President of Terreno Realty Corporation	49
Thomas D. Eckert	Retired Chairman of Capital Automotive Real Estate Services, Inc.	69
Christopher P. Eldredge	President and Chief Executive Officer of Company	45
Frederic V. Malek	Chairman of Thayer Lodging Group	80
John T. Roberts, Jr.	Retired President of AMB Capital Partners LLC	53
Mary M. Styer	Managing Partner, Razor’s Edge Ventures	56
John H. Toole	Retired Partner of Cooley LLP	76

Lammot J. du Pont, a co-founder of our Company, has served as Chairman of our Board and a director since our inception in 2007. From our inception to 2011, he served as our Executive Chairman.

As a founder of our Company, Mr. du Pont provides an insider’s perspective in Board discussions about our business and strategic direction and has experience in all aspects of our business. Mr. du Pont has significant experience in the real estate and data center industries. Prior to October 2007, through a variety of entities, he acquired, developed, leased and managed many of our current operating properties. Mr. du Pont has extensive experience in real estate development and, through entities unrelated to us, continues to manage the acquisition, development, leasing and management of various non-data center real estate assets.

Michael A. Coke has served on our Board of Directors since October 2007. Since February 2010, Mr. Coke has served as the President and a director of Terreno Realty Corporation, which acquires and manages industrial real estate. From February 2010 to May 2013, he served as the Chief Financial Officer of Terreno Realty Corporation. From September 2007 to February 2010, Mr. Coke served as the managing partner of Terreno Capital Partners LLC, a real estate investment management firm. From January 1999 to March 2007, Mr. Coke served as chief financial officer of AMB Property Corporation (“AMB”), now Prologis, Inc., a leading global developer, owner and operator of industrial real estate. While at AMB, Mr. Coke also served as executive vice president until May 2007, and was AMB’s chief accounting officer from 1998 until January 2007. From October 2005 to May 2007, Mr. Coke served as President and Chief Executive Officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust. Prior to joining AMB, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager.

Mr. Coke has extensive leadership, finance and real estate industry experience. Mr. Coke has been an executive officer of large, complex, publicly-traded organizations. Mr. Coke was a member of AMB’s investment committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning groups totaling more than 130 officers and associates in five countries. At Arthur Andersen LLP, he primarily served public and private real estate companies, including several publicly-traded REITs, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke’s valuable financial expertise, combined with his experience as the chief financial officer of public companies, allows him to provide experienced leadership to our audit committee.

Thomas D. Eckert has served on our Board of Directors since October 2007. From September 2011 to October 2014, Mr. Eckert served as the Chairman of the Board of Capital Automotive Real Estate Services, Inc., which owns and manages net-leased real estate used primarily by large automotive retailers and is the operating affiliate of the private entity that acquired Capital Automotive REIT. From December 2005 to September 2011, he served as the President and Chief Executive Officer of Capital Automotive Real Estate Services. In October 1997, Mr. Eckert co-founded Capital Automotive REIT and, from 1997 through its acquisition by Capital Automotive Real Estate Services in December 2005, served as its President and Chief Executive Officer. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a leading homebuilding firm, serving from 1994 to 1997 as President of Pulte’s Mid-Atlantic Region. From 1970 to 1978, Mr. Eckert was a Certified Public Accountant with Arthur Andersen LLP.

Mr. Eckert is an experienced board member, serving as a trustee of Chesapeake Lodging Trust, a real estate investment trust focused primarily on upscale hotels in major business, airport and convention markets, a member of the board of directors of NVR, Inc., one of the largest home builders in the United States, and a member of the board of directors of Gramercy Property Trust, a real estate investment trust focused on industrial, office, and specialty properties in the United States and Europe. Mr. Eckert formerly served as the Chairman of the board of directors of the Munder Funds, a mutual fund group, until October 2014, when it was acquired by Victory Asset Management, where he served as a trustee until February 2015. He also served on the board of Capital Automotive REIT. Mr. Eckert’s finance and real estate-related industry experience, and his leadership experience as chief executive officer of large, complex organizations, provides our Board with valuable expertise in these areas.

Christopher P. Eldredge has been our President and Chief Executive Officer, and has served as a director, since February 2015. From 2013 until February 2015, Mr. Eldredge served as Executive Vice President, Data Center Services and Global Solutions, of NTT America, Inc., a subsidiary of Nippon Telegraph and Telephone Corporation. From 2011 to 2013, Mr. Eldredge was President and General Manager, Ethernet Exchange and Product Management, at the Telx Group, a privately held provider of data center solutions throughout the United States. From 2009 to 2011, he was Executive Vice President, Alternate Channels and Carrier Sales, at Broadview Networks, a provider of integrated communications solutions.

Mr. Eldredge has extensive leadership and data center industry experience. We believe that Mr. Eldredge’s expansive knowledge of data center product and service offerings provides our Board with valuable insight into the types of data center solutions required by existing and prospective customers.

Frederic V. Malek has served on our Board of Directors since October 2007. In 1991, Mr. Malek founded and has since served as the Chairman of Thayer Lodging Group, a hotel investment company. In 1992, Mr. Malek founded and, until 2010, served as the Chairman of Thayer Capital Partners, a Washington DC-based merchant bank. From 1989 to 1992, he served as President, Co-Chief Executive Officer and Vice Chairman of Northwest Airlines. From 1981 to 1998, he served as President of Marriott Hotels.

Mr. Malek has extensive leadership, finance and real estate industry experience. Mr. Malek is an experienced board member who currently serves on the board of CBRE Group, Inc., a commercial real estate services firm. Mr. Malek formerly served on the boards of four other large, complex organizations: Northwest Airlines; FPL Group, Inc., now NextEra Energy, Inc., which generates, transmits, distributes and sells electric energy in Florida; Federal National Mortgage Association, a government-sponsored enterprise that supports liquidity, stability and affordability in the secondary mortgage market; and Automatic Data Processing, Inc., a provider of human resource, payroll, tax and benefits administration solutions. Mr. Malek’s service on these boards has provided him valuable insight in addressing governance issues.

The Nominating and Corporate Governance Committee, with Mr. Malek abstaining, considered the provisions of our Corporate Governance Guidelines that provide for a retirement age of 75, unless otherwise recommended by the Nominating and Corporate Governance Committee. The committee, with Mr. Malek abstaining, determined that Mr. Malek’s nomination was in our best interest given his background and experience and understanding of our business and industry.

John T. Roberts, Jr. has served on our Board of Directors since February 2011. From 1997 to 2010, Mr. Roberts served in various positions with AMB. From 1999 to 2010, he served as President of AMB Capital Partners LLC, a subsidiary of AMB responsible for AMB’s global private capital ventures, and, from 1997 to 1999, he served as the Senior Vice President/ Director of Capital Markets of AMB Capital Partners LLC.

Mr. Roberts has extensive leadership, finance and real estate industry experience. In his prior roles with AMB, Mr. Roberts gained extensive leadership experience as an executive officer of a large, complex, publicly-traded organization engaged in the real estate industry. In addition, while at AMB, Mr. Roberts was the chairman of AMB’s investment committee and a member of its executive committee, and he was responsible for directing the formation, structuring and capital raising for AMB’s private capital ventures globally. We believe that Mr. Roberts’ leadership experience as an executive officer of a large, complex organization provides our Board with valuable expertise in these areas. We believe that this experience and Mr. Robert’s service on our Audit Committee and Nominating and Corporate Governance Committee provide the background for service as our Lead Independent Director.

Mary M. Styer has served on our Board of Directors since May 2015. Ms. Styer is the Managing Partner of Razor’s Edge Ventures, a venture capital fund that is focused on technology companies in the national security and high-growth commercial markets. Mr. du Pont has invested in, and serves as an unpaid investment advisor of, Razor’s Edge Ventures. From 2015 to 2016, Ms. Styer was the Chief Executive Officer of Raytheon

Blackbird Technologies, Inc., a subsidiary of Raytheon Company. From 1997 to 2014, Ms. Styer was the Chief Executive Officer of Blackbird Technologies, Inc. prior to its acquisition by Raytheon Company.

Ms. Styer has extensive leadership and technology industry experience, which we believe will provide our Board with valuable expertise in these areas.

John H. Toole has served on our Board of Directors since October 2007. From 2000 to 2011, Mr. Toole was a partner with the law firm Cooley LLP, where he practiced real estate and business law. He served as a member of the national board of directors of National Association for Industrial and Office Properties (NAIOP) from 2002 to 2008.

Mr. Toole’s law practice consisted of representing owners, developers, investors and users of various types of commercial real estate in acquisitions, dispositions, leasing and construction, and various types of real estate-related financing transactions. We believe that Mr. Toole’s expansive real estate-related industry experience and legal perspective provides our Board with valuable expertise in these areas.

The Nominating and Corporate Governance Committee, with Mr. Toole abstaining, considered the provisions of our Corporate Governance Guidelines that provide for a retirement age of 75, unless otherwise recommended by the Nominating and Corporate Governance Committee. The committee, with Mr. Toole abstaining, determined that Mr. Toole’s nomination was in our best interest given his background and experience and understanding of our business and industry.

Vote Required and Recommendation

Each of the nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee at the Annual Meeting, assuming that a quorum is present. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Board of Directors affirmatively determined that each of Michael A. Coke, Thomas D. Eckert, Frederic V. Malek, John T. Roberts, Jr., Mary M. Styer and John H. Toole is independent under our Corporate Governance Guidelines, our director independence guidelines and the listing standards of the New York Stock Exchange, or NYSE. Our Board of Directors consists of eight directors, including these six independent directors.

Our Bylaws and Corporate Governance Guidelines and the NYSE listing standards require that a majority of directors be independent. Our Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of the directors. The guidelines include, and either meet or exceed, the independence requirements of the NYSE listing standards and are available on our website under “Company—Investors—Corporate Governance—Governance Documents.”

Under our director independence guidelines, the Board must affirmatively determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, each director annually completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that are outside the categories permitted under the director independence guidelines. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and set thresholds at which such relationships would be deemed to be material.

Majority Voting

Our Bylaws provide that, in an uncontested election for directors of the Company, directors will be elected by a majority of the stockholders’ votes cast in favor of a nominee. In a contested election, directors will be elected by a plurality of the votes cast. An election is considered contested if, as of the applicable record date, there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

Our Bylaws and Corporate Governance Guidelines provide that an incumbent nominee who fails to receive a majority of votes cast in an uncontested election is expected to tender his or her resignation promptly. In such a case, the Bylaws and Corporate Governance Guidelines provide that the Board of Directors will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting (other than a meeting scheduled or held on the day of the annual meeting of stockholders at which the election of directors occurred). The Board of Directors’ explanation of its decision will be disclosed promptly on a Current Report on Form 8-K to be filed with the SEC.

Board Leadership Structure

Since our inception, the roles of Chairman of the Board and Chief Executive Officer have been separate. Our Board of Directors continues to believe that our current leadership structure, including separate positions of Chairman and Chief Executive Officer, is appropriate at the present time. Mr. du Pont, as Chairman of the Board, brings key business issues and stockholder interests to the attention of our Board of Directors. Mr. Eldredge, as President and Chief Executive Officer, also brings key business issues and stockholder interests to the attention of our Board of Directors while also leading the management of our Company. To supplement the role of Chairman of the Board, we rely on a lead independent director who meets periodically with the independent and non-management members of our Board.

Risk Oversight

Our Board of Directors is involved in overseeing risk management. This oversight is conducted primarily through committees of the Board. The Board receives reports from each committee chair regarding the committee’s considerations and actions. In addition to receiving information from its committees, the Board receives updates directly from members of management. The full Board also oversees strategic and operational risks.

The Audit Committee oversees our risk policies and processes relating to our financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of our independent registered public accounting firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks that could have a material adverse effect on us. The Compensation Committee designs the compensation programs discussed in more detail in the Compensation Discussion and Analysis below to include features that mitigate risk without diminishing the incentive nature of the compensation.

The Nominating and Corporate Governance Committee oversees risks related to our governance structure and processes.

Executive Sessions of Our Independent Directors

The independent directors of our Board of Directors meet from time to time in executive sessions that exclude members of the management team. The independent directors of our Board of Directors held four executive sessions during 2016. Our lead independent director presides over all meetings of independent directors. During these meetings, the lead independent director has the power to lead the meeting, set the agenda and determine the information to be provided. John T. Roberts, Jr. is our lead independent director and the Board of Directors has appointed him to serve as the lead independent director until the 2018 annual meeting of stockholders. Stockholders and other interested persons may contact the lead independent director in writing by mail to DuPont Fabros Technology, Inc., 401 9th Street NW, Suite 600, Washington, DC 20004, Attention: Lead Independent Director.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our Audit Committee will be able to approve any waiver of the code of business conduct and ethics for our executive officers or directors, and we will disclose any such waiver promptly. We intend to satisfy any such disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on our website at www.dft.com, under the section, “Investor Relations, Governance Documents.”

Policy Regarding Stockholder Rights Plans

Our Corporate Governance Guidelines provide that we will not adopt a stockholder rights plan unless our stockholders approve, in advance, the adoption of such a plan or unless our stockholders ratify the adoption of such a plan within 12 months following its adoption by our Board of Directors. If our stockholders do not ratify a plan adopted by our Board of Directors within this 12 month period, the plan will be terminated upon expiration of this period.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.dft.com, and these documents are available in print to any stockholder upon request by writing to DuPont Fabros Technology, Inc., 401 9th Street NW, Suite 600, Washington, DC 20004, Attention: Richard A. Montfort, Jr., Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Director Nominations

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee. The Nominating and Corporate Governance Committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Corporate Governance Committee with respect to identifying and evaluating director candidates. Both documents are available on our website at www.dft.com. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Director Candidate Recommendations and Nominations by Stockholders. The Nominating and Corporate Governance Committee’s charter provides that the committee will consider recommendations of candidates for our Board of Directors by stockholders. Stockholders must submit any such recommendations for the consideration of our Nominating and Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2018 annual meeting of stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2018 Annual Meeting” below. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee as other suggested nominees.

Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the criteria described in our Corporate Governance Guidelines. The Committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board of Directors as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the

Board of Directors’ needs. The Nominating and Corporate Governance Committee seeks to identify director candidates whose skills and attributes are consistent with these criteria. To assist in the recruitment of new members to our Board, the Nominating and Corporate Governance Committee may employ one or more third-party search firms. All approvals of nominations are determined by the Board of Directors.

Our employment agreement with Mr. du Pont provides that, during the term of the agreement and, following any termination or expiration of the employment agreement, if he beneficially owns at least 9.8% of our outstanding common stock, calculated on a diluted basis assuming conversion of all outstanding units of limited partnership interest (“OP units”) in our operating partnership, DuPont Fabros Technology, L.P. (the “Operating Partnership”), into shares of our common stock, Mr. du Pont is entitled to be nominated for election to our Board of Directors at each meeting of our stockholders at which directors are elected. Mr. du Pont does not hold at least 9.8% of our common stock.

Communications with Our Board of Directors

Our Board of Directors has established a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to DuPont Fabros Technology, Inc., 401 9th Street NW, Suite 600, Washington, DC 20004, to the attention of the lead independent director, or the name of the director with whom the stockholder desires to communicate. Company employees do not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and/or any such specified committee or individual directors.

Stockholder Proposals for Our 2018 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2018 annual meeting of stockholders, provided that any such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Although the date has passed for a stockholder to submit a proposal for consideration at the 2017 Annual Meeting, stockholder proposals may be included in the agenda for the 2018 annual meeting of stockholders if properly submitted in accordance with our Bylaws. Stockholders intending to submit proposals for presentation at our 2018 annual meeting of stockholders, scheduled to be held in late May or early June 2018, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 4, 2017, for inclusion in our proxy statement and the form of proxy relating to our 2018 annual meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 4, 2017 for inclusion in our proxy materials for our 2018 annual meeting of stockholders. Stockholder proposals submitted outside the processes of Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received after March 14, 2018.

Section 11 of Article II of our Bylaws provides that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders nor earlier than the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of the Bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary at DuPont Fabros Technology, Inc., 401 9th Street NW, Suite 600, Washington, DC 20004, Attn: Richard A. Montfort, Jr., Secretary, not earlier than February 12, 2018, and not later than March 14, 2018, in order to be included in the agenda for our 2018 annual meeting of stockholders. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the class, series and number of shares beneficially owned by that stockholder and/or stockholder associated person;

•	a representation that the stockholder giving the notice intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•	to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and

•	all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law.

•	As to each person who the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•	all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a meeting of the stockholders, notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the complete text of any resolutions intended to be presented at the annual meeting; and

•	any material interest of the stockholder in such business.

Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to our Secretary.

COMMITTEES AND MEETINGS OF OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board, usually at the meeting following such action.

Audit Committee

Our Board of Directors has established an Audit Committee, which consists of Messrs. Coke (Chair), Eckert and Roberts. Our Board of Directors has determined that each member of the Audit Committee is independent, as that term is defined under the independence standards for Audit Committee members prescribed under SEC rules, the NYSE listing standards and our Bylaws and Corporate Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that Mr. Coke is an “audit committee financial expert” as that term is defined in applicable SEC rules. The Audit Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Audit Committee include, among other things, evaluating:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The Audit Committee met eight times in 2016.

For more information, please see “Audit Committee Report” below.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which consists of Messrs. Eckert (Chair), Coke and Malek and Ms. Styer. Our Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the Company’s independence criteria discussed above under “Information About Our Board of Directors and Its Committees—Independence of Our Board of Directors.”

The Compensation Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Compensation Committee include, among other things:

•	evaluating the performance and compensation paid by us to our executive officers;

•	administering our incentive plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	producing a report on executive compensation to be included in our proxy statement for our annual meetings.

The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. The Compensation Committee may include in its meetings members of our management team, representatives of our independent registered public accounting firm and any other personnel whose presence the committee believes to be necessary or appropriate. The committee also may form and delegate authority to subcommittees. In addition, the Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of the compensation of our directors and executive officers. With respect to outside director compensation, any changes to our current director compensation program would be made by the full Board upon the recommendation of the Compensation Committee, with input from the Nominating and Corporate Governance Committee. Additional information regarding the Compensation Committee’s processes and procedures can be found below in “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee met four times in 2016.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee, which consists of Messrs. Malek (Chair), Roberts and Toole and Ms. Styer. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the Company’s independence criteria discussed above under “Information About Our Board of Directors and Its Committees—Independence of Our Board of Directors.” The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines, including the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors and our corporate governance;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors; and

•	facilitating the annual assessment of the Board of Directors’ performance and reporting thereon to the Board of Directors.

The Nominating and Corporate Governance Committee met four times in 2016.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant and any such committee would have the authority and responsibility delegated to them by the Board of Directors.

Director Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held ten meetings during 2016. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during this period.

We have a policy that directors attend the annual meeting of stockholders. All directors who were members of our Board of Directors on the date of the meeting attended the 2016 annual meeting of stockholders other than Mr. Malek.

COMPENSATION OF DIRECTORS

Our policy for the compensation of each director, other than our chief executive officer, is to provide an award of our common stock and an annual cash retainer. In 2016, we awarded each such director shares of our common stock with a value of $80,000 and an annual cash retainer of $80,000. In addition, we provided the following additional retainers to certain members of our Board:

•	For our Lead Independent Director, an additional annual cash retainer of $10,000;

•	For the chair of the Audit Committee, an additional annual cash retainer of $16,000; and

•	For each of the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee, an additional cash retainer of $12,000.

Until June 1, 2016, in addition to the fees and compensation set forth above, we paid each of our directors, other than the Chairman of the Board and our Chief Executive Officer, the following fees for each meeting attended:

•	$1,500 for each Board and committee meeting attended in person; and

•	$500 for each Board meeting attended telephonically where the Board member was not reasonably able to attend in person.

Effective June 1, 2016, we ceased paying directors fees for meeting attendance.

The following table presents information relating to total compensation of our directors earned in 2016. For 2016, Mr. du Pont, Mr. Roberts and Ms. Styer elected to receive all of their cash retainers in shares of our common stock.

Name	Fees Paid in Cash	Stock Awards(1)		Total
Lammot J. du Pont	—	$160,007	(2)	$160,007
Michael A. Coke	$108,000	$80,003	(3)	$188,003
Thomas D. Eckert	$104,000	$80,003	(3)	$184,003
Frederic V. Malek	$100,500	$80,003	(3)	$180,503
John T. Roberts, Jr.	$12,500	$170,007	(2)	$182,507
Mary M. Styer	$6,500	$160,007	(2)	$166,507
John H. Toole	$88,000	$80,003	(3)	$168,003

(1)	The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our directors during 2016, calculated in accordance with FASB ASC Topic 718.
(2)	Represents the grant date fair value of stock awarded on June 1, 2016 with respect to (i) the annual $80,000 stock award, (ii) the award based on the director’s election to receive shares of our common stock in lieu of his or her $80,000 annual cash retainer, and (iii) in the case of Mr. Roberts, his retainer for service as our Lead Independent Director.
(3)	Represents the grant date fair value of stock awarded on June 1, 2016 with respect to the annual $80,000 stock award.

Stock Ownership Guidelines

Our Board of Directors believes ownership by our directors of a meaningful financial stake in our Company serves to align the interests of our directors with those of our stockholders. Our Corporate Governance Guidelines require that each of our non-employee directors hold shares of our common stock with an aggregate value equal to $250,000.

Eligible shares and share equivalents counted toward ownership include:

•	Common stock beneficially owned directly or indirectly (e.g., by a spouse or a trust), including shares received as director fees;

•	Preferred stock beneficially owned directly or indirectly (e.g., by a spouse or a trust);

•	Time vested restricted stock or stock units (or similar securities);

•	OP units owned directly or indirectly (e.g., by a spouse or a trust); and

•	Intrinsic value of vested, unexercised stock options and unearned performance shares of common stock.

Our non-employee directors have four years to achieve the ownership requirement. As of the date of this proxy statement, each of our non-employee directors had met the stock ownership guidelines.

Policy on Hedging and Pledging of Company Securities

We prohibit short sales of our Company’s securities (a sale of securities which are not then owned) and derivative or speculative transactions in our Company’s securities by our directors and officers. No director or officer or any designee of such director or officer may purchase or use financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities. Directors and officers subject to Section 16 of the Securities Exchange Act of 1934 are prohibited from holding our Company’s securities in margin accounts or pledging our Company’s securities as collateral. Because Mr. du Pont was one of the founders of our Company and already had pledged Company securities prior to the adoption of this policy, our policy against pledging provides an exception for Mr. du Pont that allows him to pledge up to 2 million shares of our common stock or OP units, but prohibits short sales or any transaction that is designed to hedge or offset any decrease in the market value of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this Proxy Statement any failure to timely file these reports by those due dates by these persons during 2016.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2016, except for the following: a late filing by Jeffrey H. Foster, our Chief Financial Officer, on June 10, 2016, to report the redemption of shares of our Series A preferred stock; late filings by Frederic V. Malek, one of our directors, on June 10, 2016 and July 22, 2016, each of which was filed to report the redemption of shares of our Series A and Series B preferred stock; and a late filing by James W. Armstrong, our Chief Accounting Officer, on September 8, 2016, to report shares that were withheld by us to satisfy minimum statutory withholding requirements on the vesting of restricted stock, each of which has since been reported and is reflected in this Proxy Statement.

EXECUTIVE OFFICERS

The following table contains information regarding the executive officers of the Company. These officers are appointed annually by the Board of Directors and serve at the Board’s discretion.

Name	Age	Position
Lammot J. du Pont	50	Chairman of the Board
Christopher P. Eldredge	45	President and Chief Executive Officer
Scott A. Davis	57	Executive Vice President, Chief Technology Officer
Jeffrey H. Foster	54	Executive Vice President, Chief Financial Officer and Treasurer
Maria Kenny	50	Executive Vice President, Chief Development Officer
Richard A. Montfort, Jr.	56	Executive Vice President, General Counsel and Secretary
James W. Armstrong	40	Senior Vice President, Chief Accounting Officer

For information on Mr. du Pont and Mr. Eldredge, please see the biographical descriptions provided above under the caption “Proposal 1: Election of Directors—Nominees for Election as Directors.”

Scott A. Davis has served as our Executive Vice President, Chief Technology Officer since December 2015. From May 2010 to December 2015, he served as our Executive Vice President, Data Center Operations.

Jeffrey H. Foster has served as our Executive Vice President and Chief Financial Officer since November 2013 and as our Treasurer since December 2015. From July 2007 to November 2013, he served as our Chief Accounting Officer.

Richard A. Montfort, Jr. has served as our General Counsel and Secretary since April 2008 and as an Executive Vice President since February 2012.

Maria Kenny has served as our Executive Vice President, Chief Development Officer since December 2015. From December 2013 to December 2015, she served as our Senior Vice President, Finance and Treasurer. From October 2007 to December 2013, she served as our Senior Vice President, Finance and Acquisitions.

James W. Armstrong has served as our Chief Accounting Officer since August 2014 and a Senior Vice President since June 2016. From December 2013 to August 2014, he served as our Vice President and Corporate Controller. From October 2007 to December 2013, Mr. Armstrong served as our Director of Financial Reporting.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership, as of April 3, 2017, of shares of our common stock, shares of common stock for which OP units are redeemable, and shares of our common stock that may be acquired upon the exercise of stock options within 60 days of April 3, 2017 by (a) each executive officer named in the Summary Compensation Table included later in this proxy statement, (b) each of our directors, and (c) our executive officers and directors as a group. As of April 3, 2017, 77,836,170 shares of common stock and 11,682,368 OP units were outstanding. OP units are redeemable by the holder for cash or, at our election if the holder has elected to redeem his or her OP units, shares of our common stock on a one-for-one basis. The Company, which is the general partner of the OP, also holds 77,836,170 OP units, which are not included in any of the calculations in the table below.

Each person named in the table has sole voting and investment power with respect to all of the shares of common stock and preferred stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The address of each named person is c/o DuPont Fabros Technology, Inc., 401 9th Street, N.W., Washington, D.C. 20004.

	Common Stock
Name of Beneficial Owner	Number of Shares of Common Stock and OP Units Beneficially Owned		Percentage of All Shares of Common Stock(1)	Percentage of All Shares of Common Stock and OP Units(2)
Lammot J. du Pont	3,930,355	(3)	4.8	4.4
Christopher P. Eldredge	66,490		*	*
Jeffrey H. Foster	88,352	(4)	*	*
Scott A. Davis	139,064	(5)	*	*
Richard A. Montfort, Jr.	87,110	(6)	*	*
Brian D. Doricko	7,772		*	*
Michael A. Coke	26,945		*	*
Thomas D. Eckert	36,309		*	*
Frederic V. Malek	302,446	(7)	*	*
John T. Roberts, Jr.	19,931		*	*
Mary M. Styer	5,295		*	*
John H. Toole	39,058	(8)	*	*
All Directors and Executive Officers as a group (14 persons)	5,048,012	(9)	6.1	5.6

*	Less than 1.0%
(1)	For purposes of this calculation, the number of common shares deemed outstanding includes (a) 77,836,170 shares of common stock outstanding on April 3, 2017, (b) the number of shares of common stock issuable to the named person(s) upon redemption of OP units that he or she currently holds on a one-for-one basis, and (c) the number of shares of common stock issuable to the named person(s) upon the exercise of stock options exercisable within 60 days of April 3, 2017.
(2)	For purposes of this calculation, the number of shares of common stock and units deemed outstanding includes (a) 77,836,170 shares of common stock outstanding on April 3, 2017, (b) 11,682,368 OP units outstanding on April 3, 2017, and (c) the number of shares of common stock issuable to the named person(s) upon the exercise of stock options exercisable within 60 days of April 3, 2017.
(3)

Represents (i) 117,870 shares of common stock held directly by Mr. du Pont, (ii) 33,972 shares of common stock that represent the pecuniary interest held by Mr. du Pont through an entity in which Mr. du Pont has an ownership interest and of which he is an executive officer; (iii) 2,842,528 OP units held directly by Mr. du Pont or indirectly through a limited liability company of which Mr. du Pont is the sole member; (iv) 493,120 OP units that represent the pecuniary interest held by Mr. du Pont through entities in which Mr. du Pont has an ownership interest and of which he is an executive officer or managing member; and

(v) options to purchase 442,865 shares of common stock. Mr. du Pont has pledged 1,250,000 OP units as collateral to secure a personal line of credit. An entity in which Mr. du Pont has a 29% ownership interest and of which he is an executive officer has pledged approximately 325,000 OP units to secure bank loans.
(4)	Represents (i) 23,509 shares of common stock held directly by Mr. Foster, and (ii) options to purchase 64,843 shares of common stock.
(5)	Represents (i) 94,997 shares of common stock held directly by Mr. Davis, and (ii) options to purchase 44,067 shares of common stock.
(6)	Represents (i) 42,398 shares of common stock held directly by Mr. Montfort, and (ii) options to purchase 44,712 shares of common stock.
(7)	Represents (i) 141,062 shares of common stock held directly by Mr. Malek, (ii) 14,799 OP units owned directly by Mr. Malek, and (iii) 146,585 OP units indirectly owned through trusts of which Mr. Malek’s children are the beneficiaries.
(8)	Represents (i) 10,142 shares of common stock held directly by Mr. Toole, and (ii) 28,916 OP units held directly by Mr. Toole.
(9)	Represents (i) 705,667 shares of common stock held directly or indirectly by our executive officers and directors, (ii) 3,595,948 OP units held directly or indirectly by our executive officers and directors or in which our executive officers or directors have a pecuniary interest, and (iii) options to purchase 746,397 shares of common stock. These holdings include holdings by two executive officers who are not named in the Summary Compensation Table included later in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, beneficial owners of more than 5% of our shares of common stock as of the dates indicated, are as follows:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
The Vanguard Group, Inc.	13,557,691 (2)	17.4
100 Vanguard Boulevard
Malvern, PA 19355
Cohen & Steers, Inc.	9,205,513 (3)	11.8
280 Park Avenue, 10th Floor
New York, NY 10017
BlackRock Inc.	6,826,812 (4)	8.8
55 East 52nd Street
New York, NY 10055
Vanguard Specialized Funds-Vanguard REIT Index Fund	5,735,666 (5)	7.4
100 Vanguard Boulevard
Malvern, PA 19355

(1)	For purposes of this calculation, the number of common shares deemed outstanding includes 77,836,170 shares of common stock outstanding on April 3, 2017.
(2)	Based on information provided in a Schedule 13G/A filed on February 9, 2017, The Vanguard Group, Inc. has sole voting power with respect to 245,366 shares, sole dispositive power with respect to 13,324,609 shares, shared voting power with respect to 88,451 shares and shared dispositive power with respect to 233,082 shares.
(3)	Based on information provided in a Schedule 13G/A filed on February 14, 2017, (a) Cohen & Steers, Inc. has sole voting power with respect to 7,923,569 shares and sole dispositive power with respect to 9,205,513 shares; (b) Cohen & Steers Capital Management, Inc. beneficially owns 9,036,917 shares and has sole voting power with respect to 7,866,783 of such shares and sole dispositive power with respect to 9,036,917 shares; and (c) Cohen & Steers UK Limited beneficially owns 168,596 shares and has sole voting power with respect to 56,786 of such shares and sole dispositive power with respect to 168,596 shares. According to the Schedule 13G/A, Cohen & Steers, Inc. holds, directly and indirectly, 100% of the ownership interests in Cohen & Steers Capital Management, Inc.
(4)	Based on information provided in a Schedule 13G/A filed on January 23, 2017, BlackRock Inc. has sole voting power with respect to 6,557,350 shares and sole dispositive power with respect to 6,826,812 shares.
(5)	Based on information provided in a Schedule 13G/A filed on February 13, 2017, Vanguard Specialized Funds-Vanguard REIT Index Fund has sole voting power with respect to 5,735,666 shares.

PROPOSAL 2

AMENDMENT OF ARTICLES OF INCORPORATION TO ALLOW STOCKHOLDERS

TO AMEND OUR BYLAWS

Our Board of Directors has adopted and declared advisable, and recommends for your approval, an amendment to Article VI, Section 6.5 of our Articles of Incorporation to provide that our bylaws may be amended by the vote of a majority of our entire Board of Directors or by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Currently, Article VI, Section 6.5 of our Articles of Incorporation provides that our Board of Directors has the exclusive power to adopt, alter, or repeal any provision of our Bylaws and to make new Bylaws.

Our Board of Directors is committed to strong and effective corporate governance and monitors regularly our corporate governance policies and practices. After careful consideration, as well as discussions with our investors, we believe that allowing our stockholders to amend our bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter is in our best interests and in the best interests of our stockholders. A copy of the proposed amendment to our Articles of Incorporation is attached as Attachment A to this Proxy Statement and incorporated by reference into this proposal.

Vote Required and Recommendation

The affirmative vote of a majority of all the votes entitled to be cast on the matter is required to amend our Articles of Incorporation to allow stockholders to amend our bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter. For purposes of the vote on this proposal, abstentions and broker non-votes will not be considered present for the purpose of determining the presence of a quorum and they will have the effect of a vote against the amendment of our Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2011 EQUITY INCENTIVE PLAN

Overview

We are asking our stockholders to approve the amendment and restatement of our 2011 Equity Incentive Plan, which we sometimes refer to in this proposal as the “2011 Plan.” Our 2011 Plan was approved by stockholders at our 2011 Annual Meeting of Stockholders. It is currently the only equity incentive compensation plan under which we grant equity incentive awards to directors, officers and employees.

On February 16, 2017, the Board of Directors approved the amendment and restatement of the 2011 Plan, subject to approval from our stockholders at this meeting. If approved by our stockholders, the amendment and restatement of the 2011 Plan would, among other things:

•	Increase the number of shares reserved for issuance under the 2011 Plan by 9,000,000 shares;

•	Increase the fungible share ratio under the 2011 Plan to 5.39 shares for each full value share awarded; and

•	Add a limit of $500,000 that will apply to the grant date fair value of equity awards that may be granted to any one non-employee director under the 2011 Plan in a calendar year plus the amount of cash fees paid to the non-employee director during such year.

In addition, we are asking our stockholders to approve the material terms of performance-based compensation intended to qualify under Section 162(m) of the Internal Revenue Code included in the 2011 Plan. The material terms of performance-based compensation are:

•	the employees eligible to receive compensation under the 2011 Plan;

•	the maximum amount of performance-based compensation that may be paid under the 2011 Plan during a specified period to any eligible person; and

•	the performance measures that may be used under the 2011 Plan to establish performance goals as a condition to the payment of the performance-based awards, each as described further below.

Approval of the amendment and restatement of the 2011 Plan will constitute approval of the material terms of performance-based compensation pursuant to the shareholder approval requirements of Section 162(m) of the Internal Revenue Code. Approval of the amendment and restatement of the 2011 Plan is also needed to authorize the grant of stock options that qualify for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code.

The 2011 Plan permits us to provide equity-based compensation to our personnel in the form of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, performance based awards, unrestricted stock, long-term incentive units (“LTIP units”) and other awards. It is intended to provide potential plan participants with incentives to achieve our business objectives and to operate and manage our business in a manner that will provide for our long-term growth and profitability. We are asking our stockholders to approve the amendment and restatement of the 2011 Plan, as we believe that such amendment and restatement is important to our continued growth and success.

If our stockholders do not approve the amendment and restatement of the 2011 Plan, the 2011 Plan will continue and remain as is without any changes thereto. As of March 17, 2017, there were 758,485 shares available for future grants under the 2011 Plan (assuming that outstanding performance units vest at the maximum level (i.e., 300% of target) and without giving effect to additional shares that may become available upon the future expiration, forfeiture, or cancellation of outstanding awards). The Board and the Compensation Committee believe that, if the amendment and restatement of the 2011 Plan is not approved, our ability to align the interests of key personnel with stockholders through equity-based compensation would be compromised, disrupting our compensation program and impairing our ability to recruit, retain, and reward key personnel, or requiring us to shift our compensation plan to include more cash compensation.

Equity Awards Outstanding and Available

The following table sets forth information regarding outstanding options and full value awards as of March 17, 2017. These figures represent an update to those provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 23, 2017, primarily as a result of the vesting of certain awards, award cancellations and annual equity awards approved by the Compensation Committee of the Board of Directors on January 6, 2017.

Options outstanding (without dividend equivalents)	751,479
Options outstanding (with dividend equivalents)	0
Shares of restricted stock outstanding	352,480
Performance units outstanding(1)	660,519
Shares remaining available for grant under 2011 Plan(1)	758,485
Weighted average exercise price of outstanding options	$15.83
Weighted average remaining term of outstanding options	3.44 years
Total common shares and operating partnership units outstanding	89,518,538

(1)	Assumes that all performance units vest at the maximum level (i.e., 300% of target).

As of the April 3, 2017 Record Date, 77,836,170 shares of common stock and 11,682,368 OP units were outstanding. On the Record Date, the closing price of our common stock was $49.55 per share.

The following table sets forth information regarding awards granted and/or earned and the “burn-rate” for each of the last three fiscal years, as well as the average burn rate over the last three years. This information is supplemental to the equity award information reported in our Annual Report on Form 10-K for each of those fiscal years.

Year	Time-Based Options Granted	Time-Based Restricted Stock Granted	Performance Units Granted(1)	Total Granted = Options + Full Value Shares	Weighted Average Number of Common Shares and OP Units Outstanding (CSO)	Burn Rate = Total Granted/CSO(2)
2016	—	175,410	112,951	288,361	87,284,564	0.33%
2015	—	171,475	48,674	220,149	80,599,199	0.27%
2014	—	149,608	110,441	260,049	81,053,127	0.32%
3-Year Average:						0.31%

(1)	Reflects the target number of performance units granted in the applicable fiscal year.
(2)	The burn-rate is equal to (a) the total number of stock option, restricted stock and performance unit awards granted during that calendar year, divided by (b) the weighted average number of basic common shares and OP units outstanding for that year. Shares canceled or forfeited are not excluded from the calculation.

2011 Plan Highlights

The Board of Directors believes that approval of the amendment and restatement of the 2011 Plan is in the interest of the Company and its stockholders and that the plan reflects current market best practices with respect to incentive compensation. Some of the key features of the 2011 Plan, as amended and restated, that are designed to protect our stockholders’ interests and that reflect the Company’s commitment to best practices and effective management of equity compensation are as follows:

•	Plan Limits and Additional Shares. The 2011 Plan authorizes a fixed number of shares and does not contain an evergreen provision or other features which periodically add new shares for grant thereunder.

•	Compensation Limits. The 2011 Plan contains limitations on the maximum number of shares that may be awarded to any individual in any calendar year, the maximum amount that may be paid as an annual incentive to any individual in any calendar year, and the maximum amount that may be paid as a cash-settled performance award in respect of a performance period to any individual. The 2011 Plan also contains a limitation on the total value of shares that may be awarded to a non-employee director, taken together with any cash fees paid to such non-employee director, in any calendar year.

•	Application of Fungible Share Ratio for Counting Full Value Awards. Under the 2011 Plan, every share underlying a full value award is subject to a fungible share ratio that reduces the number of shares remaining available for issuance under the plan by a factor greater than one. The proposed fungible share ratio is 5.39 shares for each full value share awarded.

•	No Liberal Share Recycling. If any shares covered by an award granted under the 2011 Plan are not purchased or are forfeited or expire, if an award otherwise terminates without the delivery of any shares subject to the award, or if an award is settled in cash in lieu of shares, then such shares will be returned to the share reserve and will be available for future awards. However, shares used to pay the exercise price of an option, shares used to satisfy a tax withholding obligation and shares that are repurchased by the Company with option proceeds are not returned to the share reserve.

•	No Discount Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•	No Repricing. Under the 2011 Plan, repricing of stock options and stock appreciation rights (including a reduction in the exercise price of stock options or the replacement of an award with an option or a stock appreciation right that has a lower exercise price) is prohibited without stockholder approval.

•	Change in Control Definition. The 2011 Plan does not contain a “liberal” change in control definition, which means that a change in control must actually occur in order for the change in control provisions in the plan to be triggered.

•	Forfeiture and Recoupment Provisions. The 2011 Plan includes a mechanism that allows the Company to recoup or “claw back” certain equity compensation if we are required to prepare an accounting restatement due to the material noncompliance by us, as a result of misconduct, with any financial reporting requirement under the securities laws or if an award was earned or vested based on achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved. The 2011 Plan also provides that awards are subject to forfeiture or mandatory repayment by the grantee in accordance with the terms of an award agreement or any Company recoupment policy.

Amended and Restated 2011 Equity Incentive Plan

The following is a summary of the principal features of the amended and restated 2011 Plan. This summary, however, does not purport to be a complete description of all of the provisions of the amended and restated 2011 Plan and is qualified in its entirety by the detailed provisions of the amended and restated 2011 Plan, a copy of which is attached as Attachment B to this Proxy Statement. Stockholders should refer to Attachment B for a more complete description of the amended and restated 2011 Plan.

General. The 2011 Plan provides for the grant of options to purchase shares of common stock, share awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units, cash and other equity-based awards.

The 2011 Plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares under the plan if such acquisition would be prohibited by the ownership limits contained in our charter or bylaws or would impair our status as a REIT.

Administration of the 2011 Plan. The 2011 Plan will be administered by our Compensation Committee. Our Compensation Committee will determine who will receive awards under the 2011 Plan, the type of award and its terms and conditions and, if the award is equity based, the number of shares of common stock subject to the award. The Compensation Committee will also interpret the provisions of the 2011 Plan. During any period of time in which we do not have a compensation committee, the 2011 Plan will be administered by the Board of Directors or another committee appointed by the Board of Directors. References below to the Compensation Committee include a reference to the Board of Directors or another committee appointed by the Board of Directors for those periods in which the Board of Directors or such other committee is acting. Each member of our Compensation Committee or any other committee that administers the 2011 Plan will be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

Eligibility. All of our employees and our officers are eligible to receive awards under the 2011 Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive awards under the 2011 Plan. Incentive stock options, however, are available only to our employees. On the Record Date, we had approximately 126 employees (including our seven executive officers) and six non-employee directors, each of whom would be eligible to participate in the 2011 Plan.

Share Authorization. If the amendment and restatement of the 2011 Plan is approved by our stockholders, an additional 9,000,000 shares of our common stock will be reserved for issuance under the 2011 Plan. As a result of such increase, the maximum number of shares that may be issued under the 2011 Plan, consisting of authorized but unissued shares, will be equal to 9,758,485, plus the number of shares that become available under our 2007 Equity Compensation Plan (the “2007 Plan”) due to the expiration, forfeiture or cancellation of awards outstanding under the 2007 Plan. Effective as of May 25, 2011, the date on which our stockholders approved the 2011 Plan, awards were no longer granted under the 2007 Plan. In connection with stock splits, dividends, recapitalizations and certain other events, the Board of Directors will make proportionate adjustments that it deems appropriate to the aggregate number of shares of common stock that may be issued under the 2011 Plan and the terms of outstanding awards. If any shares of common stock covered by an award are not purchased or are forfeited or expire, if an award otherwise terminates without delivery of any shares of common stock subject to the award, or if an award is settled in cash in lieu of shares of common stock, then such shares will be returned to the share reserve and will again be available for issuance under the 2011 Plan. The number of shares of common stock available for issuance under the 2011 Plan will not be increased by (i) any shares tendered or withheld or award surrendered in connection with the purchase of shares upon exercise of an option, (ii) any shares deducted or delivered from an award payment in connection with the Company’s tax withholding obligations or (iii) any shares purchased by the Company with proceeds from option exercises.

Share Usage. Shares of common stock that are subject to awards of options or stock appreciation rights will be counted against the 2011 Plan share limit as one share for every one share subject to the award. Any shares of stock that are subject to awards other than options or stock appreciation rights will be counted against the 2011 Plan share limit as 5.39 shares for every one share subject to the award. The number of shares subject to any stock appreciation rights awarded under the 2011 Plan will be counted against the aggregate number of shares available for issuance under the 2011 Plan regardless of the number of shares actually issued to settle the stock appreciation right upon exercise.

No Repricing. Except in connection with certain corporate transactions, the Company may not, without the approval of the stockholders, (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such awards, (ii) cancel outstanding options or stock appreciation rights in exchange for or substitution of options or stock appreciation rights with a lower exercise price, or (iii) cancel outstanding options or stock appreciation rights in exchange for cash or other securities (although appropriate adjustments may be made to outstanding stock options and stock appreciation rights to achieve compliance with applicable law, including the Internal Revenue Code).

Options. The 2011 Plan authorizes our Compensation Committee to grant incentive stock options (under Section 422 of the Internal Revenue Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of shares of our common stock on the date on which the option is granted. If we were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our shares of common stock on the date of grant.

The term of an option cannot exceed 10 years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the Compensation Committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for or substituted for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged or substituted for without stockholder approval.

The exercise price for any option is generally payable (i) in cash or cash equivalents, (ii) by the surrender of shares of common stock (or attestation of ownership of such shares) with an aggregate fair market value on the date on which the option is exercised, of the exercise price, (iii) by payment through a broker in accordance with procedures set forth by us, (iv) with our consent, by net exercise, or (v) to the extent the award agreement provides, any other form permissible by applicable laws, including service to us or one of our affiliates.

Other Awards. The Compensation Committee may also award:

•	restricted stock, which are shares of common stock subject to restrictions;

•	stock units, which are common stock units subject to restrictions;

•	dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock;

•	stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee;

•	performance and annual incentive awards, ultimately payable in common stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to performance measures. The Compensation Committee may specify the amount of the incentive award as a percentage of these performance measures, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these performance measures;

•	LTIP units, which are profits interests in the Operating Partnership; and

•	other equity-based awards.

Recoupment. Award agreements for awards granted pursuant to the 2011 Plan may provide that awards will be subject to mandatory repayment by the recipient to us of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements with us (including but not limited to an employment or non-competition agreement) or upon termination for Cause as defined in the 2011 Plan, applicable award agreement, or any other agreement between the recipient and us or one of our affiliates. Reimbursement or forfeiture also applies if we are required to prepare an accounting restatement due to the material noncompliance by us, as a result of misconduct, with any financial reporting requirement under the securities laws or if an award was earned or vested based on achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved.

Change in Control. Except as otherwise provided in an individual award agreement, if we experience a change in control in which outstanding awards will not be assumed or continued by the surviving entity: (i) with the exception of performance awards, all restricted stock and LTIP units will vest, and all stock units and dividend equivalent rights will vest and the underlying shares will be delivered immediately before the change in control, and (ii) in the case of options and stock appreciation rights, at the Board of Directors’ discretion, either all options and stock appreciation rights will become exercisable 15 days before the change in control and terminate upon the consummation of the change in control (with any exercise being conditioned on the consummation of the change of control), or all options and stock appreciation rights will be cashed out or redeemed for securities of equivalent value before the change in control. Except as otherwise provided in an individual award agreement, with respect to each performance award, if less than half of the applicable performance period has lapsed, the award will be converted into restricted stock or stock units assuming target performance has been achieved, and if more than half of the applicable performance period has lapsed, the award will be converted into restricted stock or stock units based on actual performance through the date of the change in control (or assuming target performance has been achieved if actual performance is not determinable). Any such performance awards that are converted into restricted stock or stock units will be treated in a manner set forth in clause (i) above. Other equity-based awards will be governed by the terms of the applicable award agreement.

In summary, a change in control under the 2011 Plan occurs if:

(i)	a person or entity (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the then outstanding securities entitled to vote generally in an election of the Board of Directors;

(ii)	the consummation of a transaction that results in the transfer of all or substantially all of our total assets on a consolidated basis to a person or entity (with certain exceptions);

(iii)	we experience a merger, consolidation or statutory share exchange with a person or entity (with certain exceptions), regardless of whether we are the surviving entity after the event, unless the holders of our voting shares immediately prior to the merger have at least 50% of the voting securities in the surviving entity or its parent immediately after the transaction;

(iv)	the holders of our securities entitled to vote approve a plan of complete liquidation or an agreement for the sale or liquidation of all or substantially all of our assets (or, if such approval is not required by applicable law and is not solicited by us, the commencement of actions constituting such a plan or closing of such an agreement); or

(v)	individuals who, when the plan is adopted, constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, treating any individual whose election or nomination was approved by at least a majority of the incumbent directors as an incumbent director for this purpose.

Adjustments for Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2011 Plan, including the individual limitations on awards, to reflect stock dividends, stock splits, recapitalizations and other similar events.

Amendment; Termination. The Board of Directors may amend or terminate the 2011 Plan at any time; provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that changes the no-repricing provisions of the plan. Unless terminated sooner by the Board of Directors or extended with stockholder approval, the 2011 Plan will terminate on the tenth anniversary of the approval of the plan by our stockholders.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits certain publicly-held companies to an annual deduction for federal income tax purposes of $1 million for compensation paid to their employees covered by Section 162(m). Such employees include the chief executive officer and the three highest compensated executive officers (other than the chief executive officer and chief financial officer) determined at the end of each year. However, performance-based compensation that meets the requirements of Section 162(m) is excluded from this limitation. The 2011 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii)	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(iv)	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

Under the 2011 Plan, one or more of the following performance measures, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), will be used exclusively by the Compensation Committee in establishing performance goals for awards that are intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code: net earnings or net income; operating earnings; pretax earnings; earnings per share of stock; stock price, including growth measures and total stockholder return; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; return measures, including return on assets, capital, investment, equity, sales or revenue; cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; expense targets; market share; financial ratios as provided in credit agreements of the Company and its subsidiaries; working capital targets; completion of acquisitions of assets; completion of asset sales; revenues under management; funds from operations or adjusted funds from operations; distributions to stockholders; and any combination of any of the foregoing performance measures. Performance measures may be measured on the basis of U.S. generally accepted accounting principles, or GAAP, or on a non-GAAP basis. Performance measures may be compared to the performance of a group of comparable companies, or a published or special index that the Compensation Committee deems appropriate, and the “stock price, including growth measures and total stockholder return” performance measures may be compared to various stock market indices.

At any time that Section 162(m) of the Internal Revenue Code is applicable to us:

•	the maximum number of shares of common stock subject to options or stock appreciation rights that can be granted under the 2011 Plan to any person is 1,250,000 per calendar year;

•	the maximum number of shares of common stock subject to awards that can be granted under the 2011 Plan to any person, other than pursuant to an option or stock appreciation right, is 1,250,000 per calendar year;

•	the maximum number of shares of common stock subject to awards that can be granted under the 2011 Plan to any non-employee director in a calendar year, taken together with any cash fees paid to such non-employee director during the calendar year, may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes); and

•	the maximum amount that may be paid as an annual incentive award under the 2011 Plan in any calendar year by any one person is $7,500,000, and the maximum amount that may be paid as a cash-settled performance award in respect of a performance period by any one person is $7,500,000.

New Plan Benefits

The amounts that may be received under the 2011 Plan in the future are not determinable, as the 2011 Plan will not be effective unless and until approved by our stockholders, and such amounts will depend on actions of the Compensation Committee, the performance of the Company and the value of our stock. For more details on grants of equity-based awards made to our named executive officers under the 2011 Plan in calendar year 2016, see the table below entitled “Grants of Plan-Based Awards,” and for more details on grants of common stock made to our non-employee directors in calendar year 2016, see the section above entitled “Compensation of Directors.”

Federal Income Tax Consequences

Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for us. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We generally will be entitled to a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with applicable reporting requirements and the restrictions of Section 162(m) of the Internal Revenue Code.

Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

We generally will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to our compliance with applicable reporting requirements and the restrictions of Section 162(m) of the Internal Revenue Code.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). The fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. We generally will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to our compliance with applicable reporting requirements and the restrictions of Section 162(m) of the Internal Revenue Code.

Stock Units. There are no immediate tax consequences of receiving an award of stock units under the 2011 Plan. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. We generally will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to our compliance with applicable reporting requirements and the restrictions of Section 162(m) of the Internal Revenue Code.

Dividend Equivalent Rights. A grantee who receives dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. We generally will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to our compliance with applicable reporting requirements and the restrictions of Section 162(m) of the Internal Revenue Code.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2011 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. We generally will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to our compliance with applicable reporting requirements and the restrictions of Section 162(m) of the Internal Revenue Code.

LTIP Units. There are no tax consequences of receiving an award of LTIP units under the 2011 Plan at the date of grant or, if not vested at the date of grant, on vesting. Taxable income of the Operating Partnership allocable to the LTIP units prior to vesting is taxed as compensation income subject to withholding taxes.

Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. We generally will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to our compliance with applicable reporting requirements and the restrictions of Section 162(m) of the Internal Revenue Code.

Section 280G. Certain payments made to employees and other service providers in connection with a change in control may constitute “parachute payments” subject to tax penalties imposed on both the Company and the recipient under Sections 280G and 4999 of the Internal Revenue Code. In general, when the value of parachute payments equals or exceeds three times the employee’s “base amount,” the employee is subject to a 20% nondeductible excise tax on the excess over the base amount and the Company is denied a tax deduction for the payments. The base amount is generally defined as the employee’s average compensation for the five calendar years prior to the date of the change in control. The value of accelerated vesting of equity awards in connection with a change in control can constitute a parachute payment. The 2011 Plan contains a modified form of a “safe harbor cap,” which limits the amount of potential parachute payments that a recipient may receive to no more than 299% of the recipient’s base amount, but only if such cutback results in larger after-tax payments to the recipient.

Section 409A. The Company intends for awards granted under the 2011 Plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Registration with the SEC. If the 2011 Plan is approved by stockholders, we intend to file a Registration Statement on Form S-8 relating to the issuance of shares of our common stock under the 2011 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after such approval of the 2011 Plan by stockholders.

Vote Required and Recommendation

The affirmative vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is required for the approval of the Amendment and Restatement of the 2011 Plan. For purposes of approving the Amendment and Restatement of the 2011 Plan, abstentions will be counted as votes cast and will have the same effect as votes against the proposal, while other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. However, both abstentions and broker non-votes will count toward the presence of a quorum.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Thomas D. Eckert, Chair, Michael A. Coke, Frederic V. Malek and Mary M. Styer, each of whom the Board has determined is independent in accordance with the NYSE listing standards and the Company’s criteria. No Compensation Committee interlocks or insider participation on compensation decisions exist.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Thomas D. Eckert, Chair
Michael A. Coke
Frederic V. Malek
Mary M. Styer

The Compensation Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about the 2016 compensation program for our named executive officers. Our named executive officers for 2016 are Christopher P. Eldredge, our President and Chief Executive Officer; Jeffrey H. Foster, our Executive Vice President, Chief Financial Officer and Treasurer; Scott A. Davis, our Executive Vice President, Chief Technology Officer, Richard A. Montfort, Jr., our Executive Vice President, General Counsel and Secretary, and Brian D. Doricko, our former Senior Vice President, Chief Revenue Officer. In March 2017, Mr. Doricko resigned from his position with us.

Our compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives, align our executives’ interests with those of our stockholders, and retain our named executive officers. This section discusses the following:

•	The Company’s performance for 2016;

•	The compensation design process;

•	The compensation decisions for 2016;

•	The compensation decisions for 2017; and

•	Other elements of compensation.

For a reconciliation to GAAP of the non-GAAP financial measures used in this section, please refer to Attachment C at the end of this proxy statement.

Company Performance for 2016

The Compensation Committee views our operational and financial performance and the return to our stockholders as important considerations in its decisions regarding executive compensation. Our strong 2016 operational performance led to solid financial results, which we believe contributed to significant returns to our stockholders.

Record Year of Leasing. Our strong year operationally for 2016 was highlighted by the following accomplishments:

•	We signed 14 leases totaling nearly 51 megawatts, or MW, of available critical load, the most critical load that we have leased in a single year, which resulted in our operating data center facilities being 97% leased at year-end;

•	We commenced 16 leases totaling over 46 MW of available critical load, which resulted in the leases at our operating data center facilities being 97% commenced at year-end;

•	We extended the terms of eight leases totaling nearly 8 MW by a weighted average of over two years; and

•	We completed the construction of five data center phases, which increased our operating data center capacity by over 39 MW, to 287.1 MW, of available critical load.

Solid Financial Results. A strong year of new leases and lease commencements in 2016 resulted in solid growth in our revenues and normalized funds from operations, or FFO, and adjusted funds from operations, or AFFO. The highlights of our 2016 financial performance are as follows:

•	Our revenue grew to $528.7 million in 2016, an increase of $76.3 million, or nearly 17%, over the prior year;

•	Our normalized FFO was $2.80 per share for 2016, an increase of $0.34 per share, or nearly 14%, over the prior year; and

•	Our AFFO was $2.82 per share for 2016, an increase of $0.18 per share, or nearly 7%, over the prior year.

Significant Returns to Stockholders. Our strong operational and financial performance in 2016 contributed to positive returns to our stockholders, as follows:

•	Our total stockholder return for 2016 of 44.6%, compared to the 8.6% return of the MSCI US REIT Index (commonly known as the RMS) and the 21.4% weighted average return of the other publicly-traded data center REITs;

•	Our total stockholder return for the three-year period ended December 31, 2016 of 107.8%, compared to the 45.2% return for the MSCI US REIT (RMS) Index and the 128.1% weighted average return of the other publicly-traded data center REITs; and

•	Dividends declared in 2016 grew to $1.91 per share, an increase of $0.18 per share, or 10%, over the prior year.

Compensation Design Process

Compensation Best Practices. Our executive compensation program incorporates the following best practices:

•	Compensation Committee comprised of experienced and independent individuals.

•	Independent compensation consultant that provides no other services to us.

•	Compensation structure with targeted compensation that is largely variable and equity-based.

•	Robust stock ownership guidelines.

•	No tax gross-ups in the event of a change in control.

•	Limited executive perquisites, with no tax gross-ups.

•	Hedging and pledging of our common stock not permitted by any of our named executive officers.

•	Our equity incentive plan prohibits repricing of stock options without prior stockholder approval.

Advisory Vote on Executive Compensation. At our 2016 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote on 2015 executive compensation, and nearly 98% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our named executive officers. The Compensation Committee viewed this advisory vote as an expression by the stockholders of their general satisfaction with our executive compensation program and took this result into account by continuing to emphasize the goals and objectives underlying our executive compensation program.

Targeted Compensation is Largely Variable and Equity-Based. Because we expect that the successful execution of our business objectives will result in increased returns to our stockholders over time, we believe that a significant portion of the compensation paid to our named executive officers should be variable and equity-based. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive is dependent on Company performance, as follows:

•	We use annual cash awards with payouts weighted to reward the attainment of our annual normalized FFO and AFFO objectives; and

•	We use equity-based awards because we view our company-wide performance—as measured by returns to our stockholders—as the relevant long-term metric, thus ensuring that a significant portion of each executive’s compensation is tied to the long-term performance of our common stock.

For 2016, 79% of Mr. Eldredge’s targeted compensation was variable, with 58% being equity-based, and between 57% and 72% of targeted compensation of each of the other named executive officers was variable, with between 40% and 50% being equity-based. Our Compensation Committee believes this design achieves our goals of encouraging high performance, promoting accountability and motivating our executives to achieve our business objectives and aligning their interests with those of our stockholders. Each of their targeted compensation was comprised of the following elements:

		Percent of 2016 Targeted Compensation
Target Compensation Element	Type of Compensation	Mr. Eldredge	Mr. Foster	Mr. Davis	Mr. Montfort	Mr. Doricko
Annual Base Salary	Fixed	21%	29%	31%	34%	43%
Annual Cash Incentive Compensation	Variable	21%	21%	24%	26%	10%
Long-Term Equity-Based Compensation	Variable/ Equity-Based	58%	50%	45%	40%	47%

As discussed below, part of Mr. Doricko’s compensation was in the form of leasing commissions under our sales incentive plan. Since there is no target compensation under that plan, no commission amounts are reflected in this table as incentive compensation.

Use of Comparator Group Data. The Compensation Committee uses compensation data from a comparator group of companies as an input in developing base salaries, annual short-term cash incentive targets and long-term equity incentive awards for our named executive officers. Although compensation paid by other companies is an important consideration, it is not the primary factor in the Compensation Committee’s decision-making process.

Our comparator group of companies is as follows:

Acadia Realty Trust	Equinix, Inc.
American Campus Communities, Inc.	First Potomac Realty Trust
Brandywine Realty Trust	Healthcare Realty Trust, Inc.
CoreSite Realty Corporation	Lexington Realty Trust
Corporate Office Properties Trust	National Retail Properties, Inc.
Cousins Properties Incorporated	Pennsylvania Real Estate Investment Trust
CyrusOne, Inc.	QTS Realty Trust, Inc.
DCT Industrial Trust Inc.	Saul Centers, Inc.
Digital Realty Trust, Inc.	Tanger Factory Outlet Centers, Inc.
EastGroup Properties, Inc.	Washington Real Estate Investment Trust
EPR Properties

For 2016 executive compensation determinations, the market position of the total direct targeted compensation of Mr. Eldredge for 2016 was between the 25th percentile and the median of the 2015 total target direct compensation of the chief executive officers of our comparator group of companies. The market position of the total direct targeted compensation of Messrs. Foster, Davis and Montfort for 2016 ranged from slightly below to slightly above the median of the 2015 total target direct compensation of positions similar to those of our named executive officers. The market position of the total target direct compensation of Mr. Doricko, excluding amounts under our sales incentive plan, was equal to slightly above the median of aggregated compensation data for heads of leasing from a broad group of REITs obtained from the National Association of Real Estate Investment Trusts, or NAREIT.

Role of the Compensation Committee, Executive Officers and Consultants in Compensation Decisions.

The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. Although the Compensation Committee has established our overall compensation philosophy and determined the compensation of our named executive officers, the Compensation Committee has sought recommendations from our Chairman of the Board and President and Chief Executive Officer with respect to the performance of, and compensation decisions related to, the named executive officers. The Compensation Committee believes it is valuable to consider these recommendations because, given their knowledge of our operations, the data center industry and the day-to-day responsibilities of our named executive officers, they have provided the Compensation Committee with valuable insight into the performance of our named executive officers.

The Compensation Committee has retained Willis Towers Watson as its independent compensation consultant. Willis Towers Watson provides advisory services only with respect to executive compensation, worked with management only at the request and under the direction of the Compensation Committee and has no business or personal relationship with any member of the Compensation Committee.

Willis Towers Watson reviewed the compensation components for our 2016 compensation program for our named executive officers and advised the Compensation Committee on the appropriateness of the components of the program, including our incentive and equity-based compensation plans.

At the request of the Compensation Committee, in connection with the development of the 2016 compensation program, Willis Towers Watson reviewed the comparator group benchmarking data prepared by management at the direction of the Compensation Committee. Willis Towers Watson also reviewed our process for determining the compensation decisions made with respect to, and the compensation awarded to, our named executive officers as compared to similarly-situated officers of our comparator group companies.

2016 Compensation Decisions

Overview of 2016 Compensation. A summary of the 2016 compensation for each of our named executive officers is set forth in the table below.

	Annual Base Salary	Non-Equity Incentive Plan Payouts	Long-Term Incentive Compensation Plan Awards (Dollars)	Total Compensation
Mr. Eldredge	$550,000	$893,750	$1,500,000	$2,943,750
Mr. Foster	$405,000	$493,594	$700,000	$1,598,594
Mr. Davis	$425,000	$502,031	$600,000	$1,527,031
Mr. Montfort	$348,000	$391,500	$400,000	$1,139,500
Mr. Doricko	$275,000	$1,042,600	$300,000	$1,617,600

For 2016, the Compensation Committee increased Mr. Eldredge’s annual base salary, short-term incentive target opportunity and amount of equity award, based primarily on Mr. Eldredge’s development in the chief executive officer role, his establishing our strategic direction and his compensation positioning relative to our comparator group of companies. These increases resulted in a 63% increase in Mr. Eldredge’s total targeted compensation for 2016 as compared to 2015, and positioned his target total direct compensation for 2016 near the median of the total target direct compensation of the chief executive officers of our comparator group.

2016 Annual Base Salaries. The Compensation Committee adjusted the 2015 annual base salaries of the named executive officers as follows:

	2015 Annual Base Salary	Percentage Increase	2016 Annual Base Salary
Mr. Eldredge	$450,000	22%	$550,000
Mr. Foster	$391,000	4%	$405,000
Mr. Davis	$412,000	3%	$425,000
Mr. Montfort	$337,428	3%	$348,000
Mr. Doricko	$275,000	N/A	$275,000

For 2016, the Compensation Committee adjusted the base salaries of our named executive officers based primarily on the compensation of comparable individuals in our comparator group of companies and individual performance in 2015. The Compensation Committee increased by approximately 22% the annual base salary of Mr. Eldredge, based on his performance for 2015 and the compensation of the chief executive officers of the companies that comprise our comparator group of companies. For the other named executive officers, the Compensation Committee increased their respective annual base salaries by between three and four percent, other than Mr. Doricko, who started with us in November 2015 and, therefore, did not receive an adjustment in base salary.

2016 Non-Equity Incentive Compensation

2016 Short-Term Incentive Compensation Plan. In April 2016, the Compensation Committee adopted the 2016 Short-Term Incentive Compensation Plan (the “2016 STIC Plan”) and established the performance objectives that will apply to the plan’s participants, including each of our named executive officers. The 2016 STIC Plan provided for the payment of cash incentive awards to plan participants in early 2017 if, and to the extent that, certain performance objectives were achieved based on Company and individual participant performance during 2016.

Payments were determined using three variables:

•	the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s annual base salary;

•	actual performance compared with the performance objectives described below; and

•	relative weightings for each of the performance objectives.

Target Opportunities. We established target opportunities under the 2016 STIC Plan for each named executive officer as a percentage of his annual base salary. To hold those employees with the highest levels of responsibility accountable for our performance, we varied incentive target opportunities under the 2016 STIC Plan in relation to each named executive officer’s role and responsibilities. The targeted opportunities under the 2016 STIC Plan for each of our named executive officers was as follows:

	Annual Base Salary	Target Percentage of Salary	Target Opportunity
Mr. Eldredge	$550,000	100%	$550,000
Mr. Foster	$405,000	75%	$303,750
Mr. Davis	$425,000	75%	$318,750
Mr. Montfort	$348,000	75%	$261,000
Mr. Doricko	$275,000	25%	$68,750

For 2016, the Compensation Committee did not change the percentage of annual base salary on which the target opportunities for our executive vice presidents were based. As discussed below, although Mr. Doricko also participated in our sales incentive plan, the Compensation Committee desired that a portion of his compensation be based on Company-wide and individual participant performance objectives. Consequently, the Compensation Committee set his target opportunity for the 2016 STIC Plan at a significantly lower percentage of base salary than for the other named executive officers.

Performance Objectives and Payouts. The Compensation Committee established the performance objectives under the 2016 STIC Plan for each executive officer as follows:

•	One-half of the payout was to be earned based on our normalized FFO;

•	One-quarter of the payout was to be earned based on the growth of our AFFO relative to our data center peers; and

•	One-quarter of the payout was to be earned based on the achievement of individual goals and objectives.

For the normalized FFO objective, the target was set at $2.77 per share, two cents above the $2.75 per share midpoint of our full year 2016 normalized FFO guidance that we announced in February 2016. The threshold for this objective was set at $2.71 per share, which would have resulted in a 10% payout for this objective, and was six cents above the $2.65 per share low end of our full year 2016 normalized FFO guidance range that we announced in February 2016. Our actual normalized FFO for 2016 was $2.80 per share, which, after the Compensation Committee factored in the impact of our March 2016 offering of common stock partially offset by the savings in interest expense and preferred stock dividends resulting from the offering’s use of proceeds, equated to a payout of 200% of target for this objective.

The amount of payout for the AFFO growth objective was based on our growth of AFFO for 2016 compared to the weighted average AFFO growth of our data center peers, namely, CoreSite Realty Corporation, CyrusOne Inc., Digital Realty Trust, Inc., Equinix, Inc. and QTS Realty Trust, Inc. The 2016 STIC Plan provided for a target payout if our AFFO growth equaled the weighted average AFFO growth of the data center peers, and a threshold payout of 50% of target if our AFFO growth was less than the weighted average AFFO growth of our data center peers, but exceeded the AFFO growth of at least one of our peers. Our AFFO grew by 6.8% which was below the 15.3% weighted average growth of AFFO for our data center peers, but exceeded the AFFO growth of one of our peers, which resulted in a payout of 50% of target for this objective.

The individual goals and objectives for Mr. Eldredge included objectives related to execution of our strategic plan, implementation of financing strategies to facilitate the execution of our strategic plan, leasing, the sale of the NJ1 data center facility and investor relations. Specifically, with respect to leasing, Mr. Eldredge had a goal that we would lease 32 MW of critical load in 2016, which he exceeded by us leasing 51 MW of critical load in 2016. Based on Mr. Eldredge’s performance for 2016, the Compensation Committee determined that his payout for the individual performance based portion of his 2016 STIC Plan should be 200%. When combined with the payout related to the normalized FFO performance objective and the AFFO growth objective, Mr. Eldredge received a total payout under the 2016 STIC Plan of 163% of his total targeted opportunity.

Mr. Foster’s individual goals and objectives included those related to overall management of the finance and accounting function of the Company, investor relations, execution of our strategic plan, the sale of the NJ1 data center facility, capital financing, financial planning and budgeting, and business development, each of which he met or exceeded. The Compensation Committee awarded Mr. Foster a 200% payout for this portion of his performance objectives, based on the Compensation Committee’s assessment of Mr. Foster’s contributions during 2016.

Mr. Davis’s individual goals and objectives included those related to overall management of the operations of our data center facilities, attainment of service level commitments and customer service, sales support, execution of our strategic plan, data center design, compliance and regulatory matters, and personnel development, each of which he met or exceeded. The Compensation Committee awarded Mr. Davis a 180% payout for this portion of his performance objectives, based on the Compensation Committee’s assessment of Mr. Davis’s contributions during 2016.

Mr. Montfort’s individual goals and objectives included those related to overall management of the legal function of the Company, execution of our strategic plan, the sale of the NJ1 data center facility, leasing, financings, compliance, legislative activities, corporate governance and personnel development, each of which he met or exceeded. The Compensation Committee awarded Mr. Montfort a 150% payout for this portion of his performance objectives, based on the Compensation Committee’s assessment of Mr. Montfort’s contributions during 2016.

Mr. Doricko’s individual goals and objectives included those related to leasing, development of our sales organization, development of a sales and leasing strategy, design of a sales incentive plan that is consistent with our leasing objectives and development of processes and procedures to evaluate, negotiate and complete sales and leasing opportunities. Specifically, with respect to leasing, Mr. Doricko had a goal that we would lease 32 MW of critical load in 2016, which he exceeded by our leasing of 51 MW of critical load in 2016, and a goal that four MW of leasing would be to a new customer, which he nearly met by leasing 2.88 MW of critical load to a new customer in the fourth quarter 2016. The Compensation Committee awarded Mr. Doricko a 75% payout for this portion of his performance objectives, based on the Compensation Committee’s assessment of Mr. Doricko’s contributions during 2016.

The payouts under the 2016 STIC Plan for each of our named executive officers were as follows:

	Payout by Objective (Weighting Percentage)				Percentage of Target
	Normalized FFO (50%)	AFFO Growth (25%)	Individual Performance (25%)	Total Payout
Mr. Eldredge	$550,000	$68,750	$275,000	$893,750	163%
Mr. Foster	$303,750	$37,969	$151,875	$493,594	163%
Mr. Davis	$318,750	$39,844	$143,438	$502,031	158%
Mr. Montfort	$261,000	$32,625	$97,875	$391,500	150%
Mr. Doricko	$68,750	$8,594	$12,890	$90,234	131%

2016 Sales Incentive Plan. In early 2016, we adopted the 2016 Sales Incentive Plan (the “2016 SIP”) to compensate and motivate participants of our sales and leasing team, including Mr. Doricko, to lease available space in our data center facilities.

The 2016 SIP provided Mr. Doricko with a target commission payment of $13,500 for each megawatt, or MW, of available critical load leased to a customer. Under the 2016 SIP, the target payout could be increased if the lease was with a new customer or an existing customer that had not leased any data center space with us for three years, and the target payment could be increased or decreased based on the return on invested capital of the lease and the length of the initial term of the lease, with Mr. Doricko entitled to a minimum commission payment per MW of available critical load leased of $5,400. The 2016 SIP also provided Mr. Doricko additional commission payments for leases to new customers and for renewals and lease term extensions. The 2016 SIP generally provided that one-half of the commission payment was earned on the effective date of the lease and the other half was earned on the date that rental payments commenced under the lease. In 2016, Mr. Doricko earned $952,366 under this plan.

2016 Long-Term Equity Compensation. In January 2016, the Compensation Committee adopted the 2016 Long-Term Incentive Compensation Plan (the “2016 LTIC Plan”), and approved equity-based incentive awards under the plan, including for each of our named executive officers.

The Compensation Committee structured the 2016 LTIC Plan to advance the goal of aligning the interests of our named executive officers with those of our stockholders, and the need for retention of our named executive officers in the data center market where there is demand for experienced executive talent, by tying a significant portion of the 2016 LTIC Plan awards to the performance of our common stock relative to the REIT industry and publicly-traded data center companies. With this goal in mind, together with input from our Chief Executive Officer and other named executive officers, the Compensation Committee determined that:

•	For our Chief Executive Officer and Chief Financial Officer, all of their respective equity awards would be in the form of performance-based stock units, or Performance Shares; and

•	For our Chief Technology Officer, General Counsel and Chief Revenue Officer, one-half of their respective awards were made in the form of Performance Shares and the other half of the awards were made in the form of restricted stock.

Performance Shares subject our named executive officers to the downside risk of a decrease in the value of their compensation if the returns to our stockholders do not match the returns of the indices against which our returns are being measured. Restricted stock also furthers our goal of aligning the interests of these named executive officers with those of our stockholders as it subjects our named executive officers to the downside risk of a decrease in compensation if the price of our common stock declines.

Target Opportunities and Equity Awards. For the 2016 LTIC Plan, the Compensation Committee increased the target opportunity of Mr. Eldredge and Mr. Foster based on the compensation of comparable individuals in our comparator group of companies. These 2016 LTIC Plan awards yielded the number of shares of restricted stock and Performance Shares set forth in the table below.

	2016 Long-Term Incentive Compensation Plan
	Target Opportunity	Performance Shares (#)	Restricted Stock (#)
Mr. Eldredge	$1,500,000	48,062	—
Mr. Foster	$700,000	22,429	—
Mr. Davis	$600,000	9,613	9,613
Mr. Montfort	$400,000	6,409	6,409
Mr. Doricko	$300,000	4,807	4,807

The number of shares of restricted stock and Performance Shares awarded was based on the average of the opening and closing price of our common stock on the date of grant, which was $31.21.

Performance Share Awards. The Performance Shares will vest on February 1, 2019, but only if the participant remains employed by us on February 1, 2019 and:

•	With respect to one-half of each Performance Shares award, our total stockholder return for the 3-year performance period beginning on January 1, 2016 meets or exceeds the return of the MSCI US REIT Index; and

•	With respect to the remaining half of each Performance Shares award, our total stockholder return for the three-year performance period beginning on January 1, 2016 meets or exceeds the weighted average return of the following publicly-traded data center companies: CoreSite Realty Corporation, CyrusOne Inc., Digital Realty Trust, Inc., Equinix, Inc. and QTS Realty Trust, Inc.

For each of these two indices, the determination of the number of Performance Shares that will vest is as follows:

•	No Performance Shares will vest if our total stockholder return is less than the return of the applicable index;

•	All the Performance Shares will vest if our total stockholder return equals the return of the applicable index;

•	Up to a maximum of 300% of the Performance Shares will vest if our total stockholder return exceeds the return of the applicable index by 300 basis points; and

•	Any calculated payout will be reduced by 50% if our total stockholder return is negative but exceeds the return of the applicable index.

Restricted Stock Awards. The restricted stock awards vest ratably in three equal portions on each of March 1, 2017, 2018 and 2019, so long as the participant remains continuously employed by us from the date of the grant through the applicable vesting date.

2014 Performance Share Award Results. The 3-year performance period for the Performance Shares awarded in 2014 ended on December 31, 2016. In 2014, Mr. Foster was awarded 9,774 Performance Shares, Mr. Davis was awarded 11,728 Performance Shares and Mr. Montfort was awarded 6,842 Performance Shares. The terms of the 2014 Performance Shares awards provided that they would vest only if:

•	With respect to one-half of each Performance Shares award, our total stockholder return for the 3-year performance period beginning on January 1, 2014 met or exceeded the return of the MSCI US REIT Index; and

•	With respect to the remaining half of each Performance Shares award, our total stockholder return for the three-year performance period beginning on January 1, 2014 met or exceeded the return of the same index of publicly-traded data center companies used in the 2016 LTIC Plan described above.

The total stockholder return of our common stock for the 3-year performance period exceeded the return of the MSCI US REIT Index for the same period, but did not meet the return of the index of publicly-traded data center companies for the same period. Our total stockholder return for the three-year period ended December 31, 2016 was 107.8%, which exceeded the return for the MSCI US REIT Index for the same period of 45.2%, but did not equal the weighted average return of the index of publicly-traded data center companies of 128.1%. Consequently, the 2014 Performance Shares awards vested at a rate of 150%. Neither Mr. Eldredge nor Mr. Doricko were employed by us when the Compensation Committee awarded the 2014 Performance Shares.

2017 Compensation Decisions

Overview of 2017 Compensation. A summary of the primary elements of 2017 base and target compensation with respect to each of our named executive officers is set forth in the table below.

	Annual Base Salary	Short-Term Incentive Compensation Plan Target Opportunity	Long-Term Incentive Compensation Plan Dollar Amount of Award	Total Targeted Compensation
Mr. Eldredge	$600,000	$750,000	$4,250,000	$5,600,000
Mr. Foster	$418,000	$313,500	$750,000	$1,481,500
Mr. Davis	$438,000	$328,500	$650,000	$1,416,500
Mr. Montfort	$359,000	$269,250	$400,000	$1,028,250
Mr. Doricko	$275,000	—	$300,000	$575,000

For 2017, the Compensation Committee increased Mr. Eldredge’s annual base salary, short-term incentive target opportunity and amount of equity award, based primarily on Mr. Eldredge’s development in the chief executive officer role and his performance during 2016. The Compensation Committee also granted to Mr. Eldredge a 5-year cliff vesting restricted stock award in recognition of Mr. Eldredge’s accomplishments and to help ensure the retention of Mr. Eldredge. Excluding this 5-year cliff vesting award, the market position of his total direct targeted compensation for 2017 is between the 25% percentile and the median of the 2016 total target direct compensation of the chief executive officers of our comparator group of companies. The Compensation Committee believes that, based on the accomplishments of Mr. Eldredge and the Company under his leadership, the increases to his compensation were appropriate.

2017 Annual Base Salaries. The Compensation Committee adjusted the 2016 annual base salaries of our named executive officers based primarily on the compensation of comparable individuals in our comparator group of companies and individual performance in 2016.

For 2017, the Compensation Committee increased by approximately 9% the annual base salary of Mr. Eldredge, based on his performance for 2016 and the compensation of the chief executive officers of the companies that comprise our comparator group of companies. For Messrs. Foster, Davis and Montfort, the Compensation Committee increased their respective annual base salaries by three percent, and the Compensation Committee made no adjustment to Mr. Doricko’s base salary.

2017 Short-Term Cash Incentive Compensation. In February 2017, the Compensation Committee adopted the 2017 Short-Term Incentive Compensation Plan (the “2017 STIC Plan”) and established the performance objectives that will apply to the plan’s participants, including each of our named executive officers. The structure of the 2017 STIC Plan is the same as the structure of the 2016 STIC Plan, and provides for the payment of cash incentive awards to plan participants in early 2018 if, and to the extent that, certain performance objectives are achieved based on Company and individual participant performance during 2017.

The Compensation Committee increased to 125% the percentage of annual base salary on which the target opportunity for Mr. Eldredge is based primarily on the compensation of comparable individuals in our comparator group of companies and individual performance in 2016. The Compensation Committee did not adjust the percentage for any of Messrs. Foster, Davis or Montfort. Mr. Doricko is not a participant in the 2017 STIC Plan.

The performance objectives and weightings under the 2017 STIC Plan are as follows:

•	One-half of the payout shall be based on our normalized FFO;

•	One-quarter of the payout shall be based on the number of megawatts of available critical load power leased to customers during the calendar year; and

•	One-quarter of the payout shall be based on the achievement of individual goals and objectives.

The Compensation Committee substituted the leasing objective summarized above for the AFFO objective used in the 2016 STIC Plan, as it believes that leasing of the data center space in inventory and under development is an important focus for our named executive officers in 2017.

2017 Long-Term Equity Compensation. In January 2017, the Compensation Committee adopted the 2017 Long-Term Incentive Compensation Plan (the “2017 LTIC Plan”), and approved equity-based incentive awards under the plan, including for each of our named executive officers.

As with the 2016 LTIC Plan, the Compensation Committee structured the 2017 LTIC Plan to advance the goal of aligning the interests of our named executive officers with those of our stockholders by tying a significant portion of the 2017 LTIC Plan awards to the performance of our common stock relative to the REIT industry and publicly-traded data center companies. With this goal in mind, the Compensation Committee allocated the entire equity award for our Chief Executive Officer in the form of Performance Shares, and one-half of each respective award was made in the form of Performance Shares and the other half of the award was made in the form of restricted stock for our other named executive officers.

For the 2017 LTIC Plan, the Compensation Committee increased the target opportunity of Mr. Eldredge, Mr. Foster and Mr. Davis based on the compensation of comparable individuals in our comparator group of companies. These 2017 LTIC Plan awards yielded the number of shares of restricted stock and Performance Shares set forth in the table below, based on the average of the opening and closing price of our common stock on the date of grant, which was $47.41.

	2017 Long-Term Incentive Compensation Plan
	Target Opportunity	Performance Shares (#)	5-Year Cliff Vesting Restricted Stock (#)	3-Year Vesting Restricted Stock (#)
Mr. Eldredge	$4,250,000	36,913	52,732	—
Mr. Foster	$750,000	7,910	—	7,910
Mr. Davis	$650,000	6,856	—	6,856
Mr. Montfort	$400,000	4,219	—	4,219
Mr. Doricko(1)	$300,000	3,164	—	3,164

(1)	As discussed further below, in March 2017, Mr. Doricko resigned from his position with us.

The restricted stock awarded to Mr. Eldredge vests on March 1, 2022 so long as he remains continuously employed by the Company or an affiliate of the Company from the date of the grant through the vesting date. The restricted stock awarded to the other named executive officers vests ratably in three equal portions on each of March 1, 2018, 2019 and 2020, so long as the officer remains continuously employed by us from the date of the grant through the applicable vesting date.

The Performance Shares vest on February 1, 2020, but only if the participant remains employed by us on February 1, 2020 and:

•	With respect to one-half of each Performance Shares award, our total stockholder return for the 3-year performance period beginning on January 1, 2017 meets or exceeds the return of the MSCI US REIT Index; and

•	With respect to the remaining half of each Performance Shares award, our total stockholder return for the three-year performance period beginning on January 1, 2017 meets or exceeds the return of the same index of publicly-traded data center companies used in the 2016 LTIC Plan.

Separation Agreement and General Release. In connection with Mr. Doricko’s resignation, we entered into a Separation Agreement and General Release with him, which provides for a general release of claims by Mr. Doricko and us and the following:

•	a cash severance payment equal to the sum of Mr. Doricko’s annual salary, plus his target opportunity under the 2016 STIC Plan, which equals $343,750;

•	if certain leasing opportunities result in a definitive lease that is acceptable to us within 90 days of Mr. Doricko’s separation date, he will be eligible to receive the commissions related to such leases;

•	vesting of the number of shares of unvested restricted stock that would have vested within 12 months of the termination of his employment, which resulted in him receiving 5,770 shares of our common stock;

•	vesting of a pro rata number of unvested Performance Shares, based on the number of days of his employment with us in relation to the length of the applicable performance period, which resulted in him receiving 2,159 shares of our common stock; and

•	payment of the insurance premiums under our group health plan for the continuation of health care coverage under COBRA for 12-months following the separation date.

Other Elements of Compensation

Stock Ownership Guidelines. Our Corporate Governance Guidelines include stock ownership guidelines for all of our executive officers. Our Board of Directors believes ownership by our executive officers of a meaningful financial stake in our Company serves to align their interests with those of our stockholders. Our guidelines require that each of our executive officers hold shares of our common stock with an aggregate value equal to the greater of (a) $250,000, or (b) a multiple of his or her base compensation, as set forth in the following table:

Title	Minimum Holding Requirement (multiple of base compensation)
Chairman of the Board and Chief Executive Officer	5 times
Chief Financial Officer	2 times
Other Executive Officers	1 time

Eligible shares and share equivalents counted toward ownership include:

•	Common stock beneficially owned directly or indirectly (e.g., by a spouse or a trust);

•	Preferred stock beneficially owned directly or indirectly;

•	Time vested restricted stock or stock units (or similar securities);

•	OP units beneficially owned directly or indirectly; and

•	Intrinsic value of vested, unexercised stock options and unearned performance shares of common stock.

As of the date of this proxy statement, each of our named executive officers met the applicable stock ownership guidelines.

Benefits Upon Termination of Employment and Change in Control. We have entered into employment or severance agreements with each of our named executive officers, which provide that each executive is entitled to certain compensation if his employment is terminated without cause or he resigns for good reason, including a termination of employment in connection with a change in control of us, or if his employment is terminated as a result of his death or disability. The compensation that a named executive officer may receive includes a cash payment, the vesting and acceleration of certain equity awards and the continuation of certain health benefits for a specified period of time. Under the terms of each of these agreements, a named executive officer is not entitled to any severance benefits upon the occurrence of a change in control of us, unless, in connection with the event that results in a change in control, his employment is terminated without cause or the executive resigns his position for good reason. These severance arrangements are designed to increase the willingness of each of our named executive officers to remain employed with us notwithstanding the employment uncertainties related to a possible change in control, and to help ensure their continued focus and objectivity during the consideration of a transaction that would result in a change in control of us.

The terms of the agreements that govern the equity-based awards granted to our employees under our incentive compensation plans, including awards granted to our named executive officers, provide that, upon the occurrence of a change in control of us, the vesting of equity-based awards will be accelerated as follows:

•	with respect to any Performance Shares award, the number of units that would vest is the greater of the target amount and the amount based on a computation of the performance level using the price per share of common stock received by stockholders in the transaction that resulted in the change in control; and

•	with respect to restricted stock awards, unvested shares would vest automatically.

This approach reflects the belief of the Compensation Committee that our employees, whose work has contributed to our value, should share in the consideration paid for our Company in a transaction that results in a change in control and realize their equity-based compensation if our stockholders no longer control our Company.

None of our named executive officers are entitled to any “gross up” payments, including a gross-up of severance payments received in connection with a termination of employment following a change in control to the extent any portion of a severance payment is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code.

For additional information regarding the benefits to which a named executive officer is entitled upon termination of his employment, including in connection with a change in control of us, see “—Potential Payments Upon Termination or Change in Control” below.

Retirement Savings. All employees are eligible to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help employees save a portion of their cash compensation for retirement on a tax-deferred basis. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and we, in our discretion, may make a matching contribution and/or a profit-sharing contribution. Currently, we match 50% of each participant’s contributions up to 8% of his or her eligible compensation. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees, including our named executive officers.

Health and Welfare Benefits. Our compensation program includes a comprehensive array of health and welfare benefits. Our named executive officers participate in the same benefit programs, plans and arrangements that are provided to all of our full-time employees. We pay all of the costs for some of these benefit plans, and participants contribute a portion of the cost for other benefit plans.

Tax Considerations. Section 162(m) of the Internal Revenue Code disallows a tax deduction by a publicly held company for individual compensation of more than $1.0 million in any taxable year to certain executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. Because we believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes so long as we distribute all our taxable income to our stockholders each year, we do not expect that the payment of compensation that does not satisfy the requirements of Section 162(m) of the Code will have a material adverse federal income tax consequence to us. As discussed above, the Compensation Committee designs our compensation programs to include performance criteria to encourage high performance, promote accountability and motivate our executives to achieve our business objectives and align their interests with those of our stockholders. For this reason, we believe the compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals, even where the compensation paid under such programs may not be deductible under Section 162(m) of the Code.

Summary Compensation Table

The table below sets forth the actual and annual base salary and other compensation paid to each of our named executive officers during 2016, 2015 and 2014.

Name and Principal Position (a)	Year (b)	Salary $ (c)	Bonus $ (d)	Stock Awards $ (e)	Non-Equity Incentive Plan Compensation $ (g)	All Other Compensation $ (i)	Total $ (j)
Christopher P. Eldredge(1)	2016	550,000		1,830,201	893,750	9,504	3,283,455
President and Chief Executive Officer	2015	387,692	200,000	1,264,719	573,570	99,033	2,525,014
Jeffrey H. Foster	2016	405,000	—	854,096	493,594	12,504	1,765,194
Executive Vice President, Chief Financial Officer and Treasurer	2015 2014	391,000 340,000	— —	655,460 577,448	373,894 357,000	11,104 10,904	1,431,458 1,285,352

Scott A. Davis(2)	2016	425,000	—	666,085	502,031	12,504	1,605,620
Executive Vice President, Chief Technology Officer	2015	412,000	—	655,460	393,975	11,104	1,472,539
Richard A. Montfort	2016	348,000	—	444,080	391,500	12,504	1,196,084
Executive Vice President, General Counsel and Secretary	2015	337,428	—	436,997	322,666	11,104	1,108,195
	2014	327,600	—	404,225	343,980	10,904	1,086,709
Brian Doricko(3)	2016	275,000	—	333,077	1,042,600	12,504	1,663,181
Senior Vice President, Chief Revenue Officer

(1)	In February 2015, Mr. Eldredge became our President and Chief Executive Officer. Compensation information for Mr. Eldredge is provided only for 2016 and 2015 because he was not a named executive officer in 2014.

(2)	In March 2015, Mr. Davis became one of our executive officers. Compensation information for Mr. Davis is provided only for 2016 and 2015 because he was not a named executive officer in 2014. In December 2015, Mr. Davis was appointed to Executive Vice President, Chief Technology Officer.
(3)	In November 2015, Mr. Doricko became a Senior Vice President and Chief Revenue Officer. Compensation information for Mr. Doricko is provided only for 2016 because he was not a named executive officer in 2015 or 2014.

The following discussion provides additional information regarding the figures in the table above.

Salary (Column (c))

For Mr. Eldredge, the amount reported for salary for 2015 represents amounts paid following his appointment to President and Chief Executive Officer on February 17, 2015. Prior to that date, Mr. Eldredge was not an employee of ours.

Bonus (Column (d))

Represents the sign-on cash payment paid pursuant to the terms of Mr. Eldredge’s employment agreement.

Stock Awards (Column (e))

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718.

For 2016, the amounts reported represent the Performance Shares and the shares of restricted stock awarded to each of the named executive officers in connection with the 2016 LTIC Plan. No other equity-based awards were made to any of the named executive officers during 2016. See “—Compensation Discussion and Analysis—2016 Compensation Decisions—2016 Long-Term Equity Compensation” above for a discussion of the 2016 LTIC Plan.

The assumptions used in determining the grant date fair value of the Performance Shares and shares of restricted stock are set forth in Note 12 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The grant date fair value of the Performance Share awards, assuming that we achieve the highest level of performance, is as follows: Mr. Eldredge—$5,490,603; Mr. Foster—$2,562,289; Mr. Davis—$1,098,189; Mr. Montfort—$732,164; and Mr. Doricko—$549,152.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the cash payouts to our named executive officers pursuant to the applicable short-term incentive compensation plan. See “—Compensation Discussion and Analysis—2016 Executive Compensation Decisions—2016 Short-Term Cash Incentive Compensation” above for a discussion of the 2016 STIC Plan. The amount for Mr. Doricko also includes $952,366 paid to him pursuant to the 2016 Sales Incentive Plan.

All Other Compensation (Column (i))

For 2016, 2015 and 2014, unless otherwise noted below, the amounts reported in the “All Other Compensation” column for each named executive officer consist solely of the amounts contributed by us under our 401(k) Plan and for life insurance premiums paid by us.

Other Compensation for Mr. Eldredge in 2015 includes, in addition to 401(k) Plan matching contributions and life insurance premiums, $83,873 of relocation-related expenses, which consist primarily of temporary housing and moving expenses, and amounts that we paid to vendors for parking at our headquarters facility and other automobile-related expenses.

Grants of Plan-Based Awards

The table below summarizes awards under our short-term cash incentive plan and awards of restricted stock and Performance Shares to our named executive officers in 2016.

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold # (f)	Target # (g)	Maximum # (h)
Mr. Eldredge	4/6/2016	—	550,000	1,100,000
	1/5/2016				—	48,062	144,186		1,830,201
Mr. Foster	4/6/2016	—	303,750	607,500
	1/5/2016				—	22,429	67,287		854,096
Mr. Davis	4/6/2016	—	318,750	637,500
	1/5/2016				—	9,613	28,839		366,063
	1/5/2016							9,613	300,022
Mr. Montfort	4/6/2016	—	261,000	522,000
	1/5/2016				—	6,409	19,227		244,055
	1/5/2016							6,409	200,025
Mr. Doricko	4/6/2016	—	68,750	137,500
	1/5/2016				—	4,807	14,421		183,051
	1/5/2016							4,807	150,026

The following discussion provides additional information regarding the figures in table above.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns (c), (d) and (e))

The amounts represent the awards made under our 2016 STIC Plan in April 2016 as described under “—Compensation Discussion and Analysis—2016 Compensation Decisions—2016 Short-Term Incentive Compensation Plan” above. Actual payments under these awards have been determined and paid and are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns (f), (g) and (h))

The awards represent Performance Shares granted in January 2016 under our 2016 LTIC Plan. These awards have a three-year performance period that commenced on January 1, 2016. A description of the terms of the Performance Share awards appears at “—Compensation Discussion and Analysis—2016 Compensation Decisions—2016 Long-Term Equity Compensation” above. The grant date fair value of these awards is included in the “Stock Awards” column of the Summary Compensation Table above.

All Other Stock Awards: Number of Shares of Stock or Units (Column (i))

The awards represent shares of restricted stock granted in January 2016 under our 2016 LTIC Plan. These shares are subject to forfeiture until they vest and will vest ratably in three equal portions on each of March 1, 2017, 2018 and 2019. The grant date fair value of these awards is included in the “Stock Awards” column of the Summary Compensation Table above.

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

Employment, Severance and Non-Disclosure, Assignment and Non-Solicitation Agreements

We have entered into employment or severance agreements, as applicable, and non-disclosure, assignment and non-solicitation agreements, with each of our named executive officers. Each of the agreements with the named executive officers has an initial term of three years and, upon expiration, each agreement, other than the agreement with our Chief Executive Officer, provides for an extension for an additional one-year term, unless one party provides notice that it does want to extend the term. We believe that the agreements benefit us by helping to retain these named executive officers and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our Company.

The material terms of these agreements are as follows:

•	Minimum base salary—$450,000 of annual base salary in the case of Mr. Eldredge; the agreements with our other named executive officers do not provide for a minimum base salary (see “—Compensation Discussion and Analysis” above for additional information regarding annual base salaries);

•	Annual short-term compensation eligibility based on criteria determined by the Compensation Committee, with a minimum annual cash incentive target of 100% of annual salary, in the case of Mr. Eldredge; the agreements with our other named executive officers do not provide for a minimum target short-term compensation opportunity (see “—Compensation Discussion and Analysis” above for additional information regarding our short-term incentive compensation plans);

•	Eligibility to participate in our long-term incentive plan, with a minimum annual equity incentive target amount equal to $700,000, in the case of Mr. Eldredge; the agreements with our other named executive officers do not provide for a minimum equity incentive target amount (see “—Compensation Discussion and Analysis” above for additional information regarding our long-term incentive compensation plans);

•	Severance payments under various employment termination scenarios (see “—Potential Payments Upon Termination or Change in Control” below for additional information regarding these potential payments);

•	Eligibility to participate in our benefit plans that may be available to other senior executives generally, on the same terms as may be applicable to such other senior executives (see “—Compensation Discussion and Analysis” above for additional information regarding such plans);

•	Covenants not to compete with us (see “—Potential Payments Upon Termination or Change in Control” below for additional information); and

•	Indemnification from certain claims during the performance of their duties.

Components of Compensation

For 2014 through 2016, each of our named executive officers received an annual base salary and participated in our short-term and long-term incentive compensation plans for the applicable year. See “—Compensation Discussion and Analysis” above. In addition, in 2016, Mr. Doricko participated in our Sales Incentive Plan.

All other compensation provided to our named executive officers generally was based on the personal, retirement, and health and welfare benefits that we provide.

Outstanding Equity Awards at Fiscal Year End

The following table lists the equity-based awards held by each of our named executive officers as of December 31, 2016, which consist of: vested stock options, shares of unvested restricted stock and the market value of these shares, and unvested Performance Shares and an assumed payout value. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units or Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Mr. Eldredge	—	—	—	—	17,828	(1)	783,184	58,878	(6)	2,586,511
Mr. Foster	16,938	—	23.79	2/24/2021	9,438	(2)	414,611	41,474	(7)	1,821,953
	21,589	—	22.57	2/23/2022
	26,316	—	22.62	2/21/2023
Mr. Davis	10,000	—	23.79	2/24/2021	41,522	(3)	1,824,061	30,612	(8)	1,344,785
	15,353	—	22.57	2/23/2022
	18,714	—	22.62	2/21/2023
Mr. Montfort	20,150	—	22.57	2/23/2022	12,809	(4)	562,699	19,432	(9)	853,648
	24,562	—	22.62	2/21/2023
Mr. Doricko	—	—	—	—	11,032	(5)	484,636	4,807	(10)	211,172

(1)	8,914 of the shares vest on each of March 1, 2017 and March 1, 2018.
(2)	6,348 of the shares vest on March 1, 2017 and 3,090 of the shares vest on March 1, 2018.
(3)	10,204 of the shares vest on March 1, 2017, 21,820 of the shares vest on December 1, 2017, 6,294 of the shares vest on March 1, 2018 and 3,204 of the shares vest on March 1, 2019.
(4)	6,477 of the shares vest on March 1, 2017, 4,196 of the shares vest on March 1, 2018 and 2,136 of the shares vest on March 1, 2019.
(5)	1,603 of the shares vest on March 1, 2017, 3,113 of the shares vest on December 1, 2017, 1,602 of the shares vest on March 1, 2018, 3,112 of the shares vest on December 1, 2018, and 1,602 of the shares vest on March 1, 2019.
(6)	Represents the following target level awards: 10,816 Performance Shares awarded in 2015, for which the three-year performance period commenced on January 1, 2015 and 48,062 Performance Shares awarded in 2016, for which the three-year performance period commenced on January 1, 2016.
(7)	Represents the following target level awards: 9,774 Performance Shares awarded in 2014, for which the three-year performance period commenced on January 1, 2014; 9,271 Performance Shares awarded in 2015, for which the three-year performance period commenced on January 1, 2015; and 22,429 Performance Shares awarded in 2016, for which the three-year performance period commenced on January 1, 2016.
(8)	Represents the following target level awards: 11,728 Performance Shares awarded in 2014, for which the three-year performance period commenced on January 1, 2014; 9,271 Performance Shares awarded in 2015, for which the three-year performance period commenced on January 1, 2015 and 9,613 Performance Shares awarded in 2016, for which the three-year performance period commenced on January 1, 2016.
(9)

Represents the following target level awards: 6,842 Performance Shares awarded in 2014, for which the three-year performance period commenced on January 1, 2014; 6,181 Performance Shares awarded in 2015, for which the three-year performance period commenced on January 1, 2015 and 6,409 Performance Shares awarded in 2016, for which the three-year performance period commenced on January 1, 2016.

(10)	Represents 4,807 Performance Shares awarded in 2016, for which the three-year performance period commenced on January 1, 2016.

The following discussion provides additional information regarding the figures in table above.

Market Value of Shares or Units of Stock That Have Not Vested ($) (Column (h))

Represents the number of shares of restricted stock that have not vested multiplied by the closing price of our common stock at December 31, 2016, or $43.93.

Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (Column (j))

Represents the number of unvested Performance Shares, assuming 100% vesting, multiplied by $43.93, the closing price of our common stock on December 31, 2016. The terms of these Performance Shares provide for vesting, at different levels, only if the performance of our common stock meets or exceeds the return of the applicable index over the three-year performance period.

Option Exercises and Stock Vested During 2016

The following table discloses the number of stock options that were exercised during 2016 and the value realized on exercise, and the number of shares of restricted stock that vested during 2016 and the value realized on vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mr. Eldredge	—	—	8,915	311,132
Mr. Foster	24,465	753,465	11,530	427,346
Mr. Davis	31,760	831,197	49,832	1,882,662
Mr. Montfort	20,326	438,376	22,178	800,404
Mr. Doricko	—	—	3,113	124,364

The following discussion provides additional information regarding the figures in table above.

Value Realized on Exercise or Vesting (Columns (c) and (e))

Value realized on exercise or vesting, as applicable, is calculated based on the average of the opening and closing prices of our common stock on the applicable exercise or vesting date.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

Overview

We have entered into an employment agreement with Mr. Eldredge and severance agreements with Messrs. Foster, Davis, Montfort and Doricko. The material terms of these agreements are summarized in “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” above. Under each executive’s respective agreement, he is entitled to receive certain benefits if we terminate his employment without cause, he resigns with good reason, or his employment is terminated following the executive’s death or disability. In addition, each of the applicable agreements provide for additional benefits if we terminate the employment of any of the parties without cause or any of the parties resigns with good reason in connection with a change in control.

Upon one of these events, each such executive will be entitled to receive, in addition to any accrued but unpaid salary, incentive compensation and other benefits, a cash severance payment, in some cases measured as a multiple of his annual base salary and short-term incentive compensation award, as described below, accelerated vesting of all or a portion of the outstanding equity-based awards held by the executive at the time of such event, as described below, and continued health insurance for a period of time, as described below.

Under the terms of each of these agreements, a named executive officer is not entitled to any severance benefits upon the occurrence of a change in control of us, unless, in connection with the event that results in a change in control, his employment is terminated without cause or the executive resigns his position for good reason. These severance arrangements are designed to increase the willingness of each of our named executive officers to remain employed with us notwithstanding the employment uncertainties related to a possible change in control, and to help ensure their continued focus and objectivity during the consideration of a transaction that would result in a change in control of us.

The terms of the agreements that govern the equity-based awards granted to our employees under our incentive compensation plans, including awards granted to our named executive officers, provide for accelerated vesting upon the occurrence of a change in control of us, as follows:

•	with respect to any Performance Shares award, the number of units that would vest is the greater of the target amount and the amount based on a computation of the performance level using the price per share of common stock received by stockholders in the transaction that resulted in the change in control; and

•	with respect to restricted stock awards, unvested shares would vest automatically.

This approach reflects the belief of the Compensation Committee that our employees, whose work has contributed to our value, should share in the consideration paid for our Company in a transaction that results in a change in control and realize their equity-based compensation if our stockholders no longer control our Company.

None of our named executive officers are entitled to any “gross up” payments, including a gross-up of severance payment received in connection with a termination of employment following a change in control of us to the extent any portion of a severance payment is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code.

As a condition to receipt of any severance benefits, an executive must execute a release of claims acceptable to us and comply with certain non-competition provisions applicable to the one- or two-year period following the termination of employment.

Definitions

For purposes of this discussion, the following are summaries of the definitions for “cause,” “change in control,” “disability” and “good reason.” These definitions are substantially the same for each agreement. The following descriptions are summaries only, and each applicable agreement between us and a named executive officer, and each applicable plan document related to equity-based awards, sets forth the relevant definition in full.

“Cause” generally means that the named executive officer (i) is convicted of a felony or an act of fraud, (ii) engages in a willful and continued failure to substantially perform his duties, or (iii) violates our Code of Business Conduct and Ethics.

“Change in control” generally means any of the following: (i) the acquisition by a person or group of 50% or more of the voting power of our securities; (ii) a change in the composition of a majority of our directors; (iii) the consummation of a merger, reorganization, business combination or similar transaction, other than in the case where, following such transaction, (A) our stockholders immediately prior to the transaction continue to own more than 50% of the voting power of the combined entity, and (B) no person or group beneficially owns more than 50% of the voting power of the combined entity; or (iv) our liquidation or dissolution.

“Disability” generally means the named executive officer is unable to perform the essential functions of his position for six months in the aggregate during any twelve-month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.

“Good reason” generally means, without the named executive officer’s written consent, the occurrence of any of the following: (i) the material adverse alteration of a named executive officer’s duties or responsibilities, organizational status, or title; (ii) certain relocations from where the named executive officer currently works; (iii) certain material reductions in salary; (iv) a material breach of his employment agreement by us; and (v) our failure to obtain an agreement from any successor to perform his employment agreement.

Terms of Severance Benefits in the Event of a Termination Without Cause or Resignation for Good Reason

The respective agreements, and the applicable award agreements that govern equity-based awards, between us and each of our named executive officers provide that, if we terminate the executive’s employment without cause or the executive resigns for good reason, he is entitled to the following benefits:

•	a lump sum cash payment equal to the sum of (A) his then current base salary (in the case of Mr. Eldredge, two times his then current base salary), plus (B) his target award opportunity under our short-term incentive compensation plan;

•	all unvested equity awards that would have vested during the 12-month period following termination will vest and become exercisable or free from restrictions (and, in the case of Mr. Eldredge, the award of restricted stock that he received upon commencement of his employment would vest in full);

•	vesting of unvested Performance Shares as if the performance objectives on which such awards are conditioned had been met at the target level at the date of termination, prorated for the time completed during the performance period; and

•	at our expense, the right of continued participation by the executive and his spouse and dependent children in our group health plans for up to one year following the termination of employment (in the case of Mr. Eldredge, 18 months following the termination of employment).

Terms of Severance Benefits in the Event of a Change of Control

The respective agreements, and the applicable award agreements that govern equity-based awards, between us and each of our named executive officers provide that, if we terminate the executive’s employment without cause or the executive resigns for good reason within three months before or 12 months following a change in control of us, he is entitled to the following benefits:

•	a cash payment equal to two times his then current base salary;

•	a cash payment equal to two times the average of his three most recent annual incentive payments (or amounts approved for payment) under our short-term incentive compensation plan (in the case of Mr. Eldredge, two times his highest award and, in the case of Mr. Doricko, two times his target opportunity, because neither executive had received three payments under any of our short-term incentive compensation plans as of December 31, 2016);

•	a pro rata short-term incentive compensation plan cash payment for the year of termination in the amount approved by our Board of Directors, or, if no amount has been approved, an amount equal to his target opportunity for the year of termination, based on the number of days that he was employed that year;

•	all unvested shares of restricted stock will vest and become exercisable or free from restrictions;

•	vesting of unvested Performance Shares, with the number of units that would vest equal to the greater of the target amount and the amount based on a computation of the performance level using the price per share of common stock received by stockholders in the transaction that resulted in the change in control;

•	at our expense, the right of continued participation by the executive and his spouse and dependent children in our group health plans for up to one year following the termination of employment (in the case of Mr. Eldredge, 18 months following the termination of employment).

As discussed above, the terms of the agreements that govern the equity-based awards granted to our employees under our incentive compensation plans, including awards granted to our named executive officers, provide that, upon the occurrence of a change in control of us, awards of Performance Shares and restricted stock vest in full.

Terms of Severance Benefits in the Event of a Termination of Employment Following Death or Disability

The respective agreements, and the applicable award agreements that govern equity-based awards, between us and each of the named executive officers provide that, if the executive’s employment is terminated following death or disability, he is entitled to the following benefits:

•	all unvested equity awards that would have vested during the 12-month period following termination will vest and become exercisable or free from restrictions; and

•	vesting of unvested Performance Shares as if the performance objectives on which such awards are conditioned had been met at the target level at the date of termination, prorated for the time completed during the performance period.

In addition, the respective agreements between us and each of the named executive officers provide that, if the executive’s employment is terminated following disability, he is entitled to the following benefits:

•	an amount equal to his target opportunity under a then-existing incentive compensation plan, prorated for the period of time during the year when he was not disabled; and

•	at our expense, the right of continued participation by the executive and his spouse and dependent children in our group health plans for up to one year following the termination of employment (in the case of Mr. Eldredge, 18 months following a termination of employment resulting from either death or disability).

Table of Potential Payments Upon Termination or Change in Control

The following table sets forth the cash severance payments, and the value of accelerated vesting of equity-based awards and medical benefits, that each of our named executive officers would be entitled to receive under certain circumstances pursuant to the terms of each of their respective employment or severance agreements and the award agreements under our long-term incentive compensation plans. The table assumes that termination of each named executive officer’s employment or the change of control of us occurred on December 31, 2016.

Name	Cash Severance Payments	Equity-Based Awards	Medical Benefits	Total
Christopher P. Eldredge
Termination Without Cause or Resignation for Good Reason	$1,650,000	$1,646,797	$29,250	$3,326,047
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$2,797,500	$3,369,695	$29,250	$6,196,445
Change in Control (without termination of employment)	—	$3,369,695	—	$3,369,695
Termination of Employment Following Death or Disability[1]	$550,000	$1,413,573	$29,250	$1,992,823
Jeffrey H. Foster
Termination Without Cause or Resignation for Good Reason	$708,750	$1,308,916	$19,500	$2,037,166
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$1,737,835	$2,451,250	$19,500	$4,208,585
Change in Control (without termination of employment)	—	$2,451,250	—	$2,451,250
Termination of Employment Following Death or Disability[1]	$303,750	$1,308,916	$19,500	$1,632,166
Scott A. Davis
Termination Without Cause or Resignation for Good Reason	$743,750	$2,334,689	$19,500	$3,097,939
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$1,908,800	$3,426,452	$19,500	$5,354,752
Change in Control (without termination of employment)	—	$3,426,452	—	$3,426,452
Termination of Employment Following Death or Disability[1]	$318,750	$2,334,689	$19,500	$2,672,939
Richard A. Montfort, Jr.
Termination Without Cause or Resignation for Good Reason	$609,000	$860,227	$19,500	$1,488,727
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$1,580,311	$1,566,631	$19,500	$3,166,442
Change in Control (without termination of employment)	—	$1,566,631	—	$1,566,631
Termination of Employment Following Death or Disability[1]	$261,000	$860,227	$19,500	$1,140,727
Brian D. Doricko[2]
Termination Without Cause or Resignation for Good Reason	$343,750	$277,693	$19,500	$640,943
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$756,250	$695,808	$19,500	$1,471,558
Change in Control (without termination of employment)	—	$695,808	—	$695,808
Termination of Employment Following Death or Disability[1]	$68,750	$277,693	$19,500	$365,943

1.	Cash Severance Payment applies only in the case of termination of employment as a result of disability. Other than for Mr. Eldredge, medical benefits apply only in the case of termination of employment as a result of disability.
2.	In March 2017, Mr. Doricko resigned his position with us. See “—Compensation Discussion and Analysis—2017 Compensation Descisions—Separation Agreement and General Release” above for a discussion of the terms of Mr. Doricko’s resignation.

The following discussion provides additional information regarding the figures in the table above.

Equity-Based Awards Column

The amounts set forth in this column include only the value of unvested or unexercisable, as applicable, equity awards that would vest in connection with a termination of employment in the circumstances described above. The equity holdings for each of these named executive officers are set forth above under “Security Ownership of Certain Beneficial Owners.”

For purposes of the table above, all Performance Shares are assumed to vest at the target level, except for the Performance Shares awarded in 2014, which, subsequent to December 31, 2016, were determined to have vested at a rate of 150%.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2016 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,341,435	$15.83	1,458,515
Equity compensation plans not approved by security holders	—	—	—
Total	1,341,435	$15.83	1,458,515

(1)	Represents the total number of shares of common stock that may be issued under our 2011 Equity Incentive Plan with respect to shares of restricted stock and Performance Shares outstanding as of December 31, 2016, although the number of shares of common stock that ultimately is issued could be less than these figures presented above. This table assumes that the performance objectives that will be achieved with respect to Performance Shares outstanding as of December 31, 2016, will result in the maximum number of shares of common stock being issued pursuant to those awards. Subsequent to December 31, 2016, it was determined that the Performance Shares awarded in 2014, the 3-year performance period of which ended on December 31, 2016, vested at a rate equal to one-half of the maximum number of shares of common stock that could be issued with respect to that award. See “Compensation Discussion and Analysis—2016 Executive Compensation Overview—2016 Long-Term Equity Compensation.”

PROPOSAL 4

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We provide our stockholders an annual opportunity to indicate whether they support our compensation program for named executive officers, as described in this Proxy Statement, by voting for or against the resolution that appears below. This vote, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. We seek the views of our stockholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote and will consider the outcome of the vote carefully when making future compensation decisions for our named executive officers.

Our executive compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives and align their interests with those of our stockholders. To achieve these goals, significant portions of targeted compensation are variable and based on equity. Base salary is the only type of compensation awarded to our named executive officers that is not variable and, therefore, independent of our performance.

Because we expect that the successful execution of our business objectives will result in increases in the value of our common stock over time, we believe that a significant portion of the compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company and individual performance. Specifically:

•	For short-term incentive compensation, we use annual cash awards that are targeted to reward the attainment of specific short-term objectives, and, for 2016, a portion of these awards were based on our annual FFO and the growth of our AFFO.

•	For long-term equity compensation, we grant a combination of time and performance vesting equity-based awards to ensure that a significant portion of each executive’s compensation is tied to the long-term performance of our common stock.

•	The performance-based awards subject our named executive officers to downside compensation risk if the performance of our common stock, over a three-year performance period, does not match that of a broad-based REIT stock index for one half of the award, and an index of publicly traded data center companies for the other half of the award; and

•	The time-vesting awards subject our named executive officers to downside compensation risk if the price of our common stock declines.

Prior to voting on this proposal, stockholders are encouraged to read the sections of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis” above, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2016. For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be approved by our stockholders, and we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”

Vote Required and Recommendation

The affirmative vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is required to approve (on a non-binding advisory basis) the compensation of our named executive officers. Stockholders may abstain from voting on this advisory proposal. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

Pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, we are presenting this proposal to provide stockholders the opportunity to cast a non-binding advisory vote on how frequently a “say-on-pay” proposal (similar to Proposal 4) should be included in our proxy statement. As a stockholder, you may vote for one of the following choices, as indicated on the proxy card:

•	to hold the advisory vote on executive compensation every year;

•	to hold the advisory vote on executive compensation every two years;

•	to hold the advisory vote on executive compensation every three years;

•	or to abstain from voting.

Our stockholders voted in 2011, in a similar advisory vote, in favor of an annual advisory vote on our executive compensation program. We continue to believe that “say-on-pay” votes should be conducted every year so that stockholders may express their views on our executive compensation program annually. We believe that an annual advisory vote is consistent with our philosophy on executive compensation and will allow stockholders to provide their most direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We also believe that an annual advisory vote will foster good corporate governance and accountability to stockholders. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which administers our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of these votes in making its decisions on executive compensation.

Prior to voting on this proposal, stockholders are encouraged to read the sections of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis” above, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2016.

Vote Required and Recommendation

The affirmative vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is required for approval (on a non-binding advisory basis) of the frequency of holding the say on pay vote in the future. Because stockholders have several voting choices, it is possible that no single choice will receive a majority of the votes cast. Although the Board of Directors is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation. For purposes of this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE “1 YEAR” ALTERNATIVE SET OUT

IN THE PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Michael A. Coke (Chair and Audit Committee Financial Expert), Thomas D. Eckert and John T. Roberts, Jr. and operates under a written charter adopted by our Board of Directors.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to stockholders.

The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards 61, as modified or supplemented, including the overall scope and plan for its audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission. The Audit Committee also appointed Ernst & Young LLP as our independent registered public accounting firm for the 2017 fiscal year.

AUDIT COMMITTEE

Michael A. Coke, Chair

Thomas D. Eckert, and

John T. Roberts, Jr.

The Audit Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table summarizes the fees billed by Ernst & Young LLP for professional services rendered to us for 2016 and 2015:

	2016	2015
Audit Fees	$959,180	$885,100
Audit-Related Fees	$225,580	$230,282
Tax Fees	—	—
All Other Fees	—	—

Total	$1,184,760	$1,115,382

Audit Fees

Audit fees for each applicable year consisted of professional services rendered for the audit of our consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, services associated with the review of registration statements and related issuances of consents and other services related to SEC matters. Fees incurred for the audit of the consolidated financial statements and the report on effectiveness of internal controls of DuPont Fabros Technology, Inc. were $688,000 for 2016 and $609,000 for 2015.

Audit-Related Fees

Audit-Related fees for 2016 and 2015 consisted of SSAE 16 audits on our data center facilities for our customers’ use; for 2016, there were eight such audits and, for 2015, there were seven such audits.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee approved all services to be performed by our independent registered public accounting firm during 2016.

PROPOSAL 6

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, which is composed entirely of independent directors, has appointed Ernst & Young LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2017. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Ernst & Young LLP as the independent registered public accounting firm of our Company for 2017. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. For additional information regarding our independent registered public accounting firm, see “Relationship with Independent Registered Public Accounting Firm” above.

A representative of Ernst & Young LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Vote Required and Recommendation

The vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017. For purposes of the vote on this proposal, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 6.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedure for Related Person Transactions

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the SEC. Although the Audit Committee has not adopted any specific policies or procedures for conducting such reviews, the Audit Committee considers each transaction in light of the specific facts and circumstances presented and approves or ratifies such transaction (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. Other than as described below, no such transactions have occurred since January 1, 2016.

Acquisition of Undeveloped Land

In February 2016, we acquired two parcels of undeveloped land in Ashburn, Virginia, from entities controlled by Lammot J. du Pont, our Chairman of the Board.

One parcel is a 35.4-acre site that is adjacent to the Ashburn Corporate Center, where our ACC2, ACC3, ACC4, ACC5, ACC6 and ACC7 data center facilities are located, and is the site on which we are developing our ACC9 and ACC10 data center facilities. One of the managers of the entity that owns this site is a limited liability company owned by Mr. du Pont, which also owns approximately 7% of the seller. The purchase price for this site was $15.6 million, of which about $1.1 million was attributable to Mr. du Pont based on his ownership interest. The seller owns land adjacent to the parcel that we purchased. The purchase and sale agreement for the parcel states that the party who first begins development work will be responsible for certain county-mandated road improvements, and that the cost of these improvements will be shared by the parties. Because we are the only party to commence development work, we have begun to make the necessary road improvements. As of December 31, 2016, we had accrued about $0.3 million for the seller’s share of these improvement costs.

The other parcel is an 8.6-acre site that is part of the Ashburn Corporate Center and adjacent to our ACC4 and ACC7 data center facilities. Mr. du Pont is one of the managers of the limited liability company that manages the entity that owns this site. Mr. du Pont directly and indirectly owns approximately 23% of the seller. In addition, Frederic V. Malek, one of our independent directors, is a non-managing member of the entity that owns this site. Mr. Malek’s sole interest in this entity is the ownership of an approximately 4% non-managing membership interest; he is neither an employee nor an executive officer of this entity. In light of Mr. Malek’s interest in this entity, our Board of Directors considered all relevant facts and circumstances of Mr. Malek’s relationship with this entity and these transactions and determined that Mr. Malek’s interest therein does not require the Board to change its affirmative determination that Mr. Malek is independent under our Corporate Governance Guidelines, director independence guidelines and NYSE listing standards. The purchase price for this site was $4.6 million, of which about $1.1 million was attributable to Mr. du Pont and about $0.2 million was attributable to Mr. Malek, based on their respective ownership interests of the seller.

We believe that the terms of each of these acquisitions were fair and reasonable and reflect the terms that we would expect to obtain in an arm’s length transaction for comparable property located in Ashburn, Virginia. The purchase price for each site was based on an appraisal prepared by an independent appraisal firm retained by the Audit Committee.

Lease Arrangements

Until September 2016, we leased our headquarters space, approximately 9,337 square feet of office space in Washington, DC, from an entity controlled by Mr. du Pont. In addition, Maria Kenny, our Executive Vice President and Chief Development Officer, is a non-managing member of the entity from which we leased our headquarters. Ms. Kenny’s sole interest in this entity is the ownership of an approximately 1% non-managing membership interest. Under the terms of the headquarters lease, we were required to pay base rent, plus our pro rata share of increases in real estate taxes. For the period in 2016 prior to the expiration of the lease term, we paid $309,000 under the headquarters lease, of which $190,000 was attributed to Mr. du Pont and $3,000 was attributed to Ms. Kenny, based on their respective ownership interests of this entity. We believe that the terms of this lease were fair and reasonable and reflect the terms that we would expect to obtain in an arm’s length transaction for comparable space elsewhere in Washington, D.C. We did not renew the lease when it expired in September 2016. We now lease our headquarters space located in Washington, D.C. from an unaffiliated third party.

Pledge of Securities by Executive Officers to Secure Personal Loans

Mr. du Pont has entered into a $15 million personal line of credit with a lender, under which he has pledged to the lender 1,250,000 OP units. See “Compensation of Directors—Policy on Hedging and Pledging of Company Securities.” In connection with these agreements, we and the Operating Partnership entered into a separate agreement with the lender under which we and the Operating Partnership acknowledged certain matters related to the pledge made by Mr. du Pont, and have provided certain other acknowledgments and agreements in favor of the lender regarding, among other things, distributions on the pledged units and rights and remedies of the lender upon events of default under the lines of credit.

Registration Rights

All holders of OP units, including Mr. du Pont, have registration rights with respect to shares of our common stock that may be issued to them in connection with redemption of the OP units held by them. In December 2008, the SEC declared effective a registration statement on Form S-3 that we filed under which holders of OP units may sell shares of our common stock that are issued to them in connection with redemption of any of their OP units.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2017

This Proxy Statement and our annual report to stockholders are available on our website at www.edocumentview.com/dft.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by contacting your broker or bank. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your written request to DuPont Fabros Technology, Inc., Attention: Investor Relations, 401 9th Street NW, Suite 600, Washington, DC 20004 or call 202-728-0044. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

ANNUAL REPORT

The Company’s 2016 Annual Report on Form 10-K is being provided to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

By order of the Board of Directors,

Lammot J. du Pont
Chairman of the Board

April 13, 2017

Washington, DC

ATTACHMENT A

PROPOSED AMENDMENT TO ARTICLE OF INCORPORATION

DUPONT FABROS TECHNOLOGY, INC.

ARTICLES OF AMENDMENT

DuPont Fabros Technology, Inc., a Maryland corporation (the “Corporation”) under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 6.5 of Article VI of the Articles of Amendment and Restatement of Incorporation of the Corporation filed on October 22, 2007 (the “Charter”) is hereby amended by deleting such Section 6.5 and replacing it in its entirety with the following:

*******

“Section 6.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Bylaws of the Corporation may be altered, amended or repealed, and new Bylaws adopted, by the vote of a majority of the entire Board of Directors or by the affirmative vote of a majority of all the votes entitled to be cast on the matter.”

*******

SECOND: The amendment to the Charter as set forth above has been duly approved and advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption were not changed by the foregoing amendment.

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Remainder of page intentionally left blank]

A-1

IN WITNESS WHEREOF, DuPont Fabros Technology, Inc. has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this      day of                     , 2017.

DUPONT FABROS TECHNOLOGY, INC.

By:
Christopher P. Eldredge President and Chief Executive Officer

Attest:
Richard A. Montfort, Jr. General Counsel and Secretary

Return Address:

DuPont Fabros Technology, Inc.

401 9th Street, NW

Suite 600

Washington, DC 20004

A-2

ATTACHMENT B

PROPOSED AMENDED AND RESTATED

2011 EQUITY INCENTIVE PLAN

DUPONT FABROS TECHNOLOGY, INC.

AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN

B-i

B-ii

DUPONT FABROS TECHNOLOGY, INC.

AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN

DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), sets forth herein the terms of its Amended and Restated 2011 Equity Incentive Plan (the “Plan”), as follows:

1.	PURPOSE

This Plan is intended to (a) provide incentive to eligible persons to motivate their efforts towards the success of the Company and to operate and manage its business in a manner that will provide for the long term growth and profitability of the Company; and (b) provide a means of rewarding, retaining and attracting key personnel that are important to the success of the Company and its affiliates. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units (including deferred stock units), dividend equivalent rights, long-term incentive units and cash bonus awards. Any of these awards may, but need not, be made subject to performance vesting conditions. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1. “Acquiring Person” means that a Person, considered alone or as part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act is or becomes directly or indirectly the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities representing at least fifty percent (50%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board.

2.2. “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate of the Company unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” and, provided further, that where granting of stock options or stock appreciation rights is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.3. “Annual Incentive Award” means an Award, denominated in cash, made subject to attainment of performance goals (as described in Section 14) over a Performance Period of up to one year (the Company’s fiscal year, unless otherwise specified by the Board).

2.4. “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system, of any jurisdiction applicable to Awards granted to residents therein.

2.5. “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Units, Dividend Equivalent Right, Performance Award, Annual Incentive Award, LTIP Unit, or Other Equity-Based Award under the Plan.

2.6. “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.7. “Benefit Arrangement” shall have the meaning set forth in Section 16.

2.8. “Board” means the Board of Directors of the Company.

2.9. “Cause” means, with respect to any Grantee, as determined by the Board and unless otherwise provided in an applicable agreement between such Grantee and the Company or Affiliate, (a) repeated violations by such Grantee of such Grantee’s obligations to the Company or Affiliate (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on such Grantee’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company or Affiliate and which are not remedied within a reasonable period of time after such Grantee’s receipt of written notice from the Company specifying such violations, (b) the conviction of such Grantee of a felony involving an act of dishonesty intended to result in substantial personal enrichment of such Grantee at the expense of the Company or Affiliate or (c) prior to a Change in Control, such other events as shall be determined by the Board, in its sole discretion. Any determination by the Board whether an event constituting Cause shall have occurred shall be final, binding and conclusive.

2.10. “Change in Control” means: (1) a Person is or becomes an Acquiring Person; (2) the consummation of a transaction that results in the transfer to a Person of all or substantially all of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements; (3) the consummation of a merger, consolidation, or statutory share exchange with a Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange, other than a transaction in which the holders of the Company’s voting securities immediately prior to the transaction own securities representing at least 50% (fifty percent) of the voting securities of such surviving entity or its parent, immediately after the closing of such transaction; (4) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (5) holders of the securities of the Company entitled to vote thereon approve a plan of complete liquidation of the Company or an agreement for the sale or liquidation by the Company of all or substantially all of the Company’s assets (or, if such approval is not required by applicable law and is not solicited by the Company, the commencement of actions constituting such a plan or the closing of such an agreement).

2.11. “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.12. “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2 (or, if no Committee has been designated, the Board itself).

2.13. “Company” means DuPont Fabros Technology, Inc., a Maryland corporation.

2.14. “Covered Employee” means a Grantee who is a covered employee within the meaning of Code Section 162(m)(3).

2.15. “Determination Date” means the Grant Date or such other date as of which the Fair Market Value of a share of Stock is required to be established for purposes of the Plan.

2.16. “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.17. “Dividend Equivalent Right” means a right, granted to a Grantee under Section 13, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

2.18. “Effective Date” means [DATE], 2017, the date the Plan was approved by the common stockholders of the Company.

2.19. “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.20. “Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as of any Determination Date as follows:

(a) If on such Determination Date the shares of Stock are listed on a Stock Exchange, the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange (provided that, if there is more than one such Stock Exchange, the Committee shall designate the appropriate Stock Exchange for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next trading day on which any sale of Stock shall have been reported on such Stock Exchange.

(b) If on such Determination Date the shares of Stock are not listed on a Stock Exchange, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.20 or Section 19.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 19.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).

2.21. “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

2.22. “Grant Date” means, as determined by the Board, the latest to occur of (i) the date as of which the Company completes the corporate action constituting the Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6, or (iii) such other date as may be specified by the Board.

2.23. “Grantee” means a person who receives or holds an Award under the Plan.

2.24. “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.25. “Long-Term Incentive Unit” or “LTIP Unit” means an Award under Section 15 of an interest in the operating partnership affiliated with the Company.

2.26. “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.27. “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.28. “Option Price” means the exercise price for each share of Stock subject to an Option.

2.29. “Other Agreement” shall have the meaning set forth in Section 16.

2.30. “Other Equity-Based Award” means a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Units, Dividend Equivalent Right, LTIP Unit, Performance Award, or Annual Incentive Award.

2.31. “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.32. “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a Performance Period of up to ten (10) years.

2.33. “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for “qualified performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m) does not constitute performance-based compensation for other purposes, including for purposes of Code Section 409A.

2.34. “Performance Measures” means measures as described in Section 14 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to the Plan in order to qualify Awards as Performance-Based Compensation.

2.35. “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.36. “Person” means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term “Person” does not include the Company or any employee-benefit plan maintained by the Company, or any person or entity organized, appointed, or established by the Company for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a “Person”.

2.37. “Plan” means this DuPont Fabros Technology, Inc. Amended and Restated 2011 Equity Incentive Plan, as amended from time to time.

2.38. “Prior Plan” means the DuPont Fabros Technology, Inc. 2007 Equity Compensation Plan, as amended.

2.39. “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock, Stock Units or Unrestricted Stock.

2.40. “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10.

2.41. “SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee under Section 9.

2.42. “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.43. “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive. Notwithstanding any other provision to the contrary, for any individual providing services solely as a director, only service to the Company or any of its Subsidiaries constitutes Service. If the Service Provider’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when the entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other service relationship to the Company or its remaining Affiliates.

2.44. “Service Provider” means an employee, officer, director, or a consultant or adviser (who is a natural person) providing services to the Company or any of its Affiliates.

2.45. “Stock” means the common stock, par value $0.001 per share, of the Company.

2.46. “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9.

2.47. “Stock Exchange” means the New York Stock Exchange, NYSE Amex or another established national or regional stock exchange or the NASDAQ or another established quotation service.

2.48. “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10.

2.49. “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Code Section 424(f).

2.50. “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.51. “Unrestricted Stock” shall have the meaning set forth in Section 11.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.

3.	ADMINISTRATION OF THE PLAN

3.1 Board.

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and Applicable Laws. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the

Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement, including, without limitation, the ability to amend the Plan, subject to the provisions of Section 3.5. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting at which a quorum is present or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation and by-laws and Applicable Laws. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2 Committee.

The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, consistent with the certificate of incorporation and by-laws of the Company and Applicable Laws.

(i) Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who: (a) qualify as “outside directors” within the meaning of Section 162(m) of the Code and who (b) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and who (c) comply with the independence requirements of the applicable rules of any Stock Exchange on which the Stock is listed.

(ii) The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not executive officers (as defined under Rule 3b-7 of the Exchange Act) or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards, subject to the requirements of Code Section 162(m), Rule 16b-3 and the rules of the applicable rules of any Stock Exchange on which the Stock is listed.

In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by a Committee if the power and authority to do so has been delegated (and such delegated authority has not been revoked) to such Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board, provided, that such member of the Board to whom the Committee delegates authority under the Plan must be an Outside Director who satisfies the requirements of Subsection (i)(a)-(c) of this Section 3.2.

3.3 Terms of Awards.

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

(i) designate Grantees;

(ii) determine the type or types of Awards to be made to a Grantee;

(iii) determine the number of shares of Stock to be subject to an Award;

(iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(v) prescribe the form of each Award Agreement evidencing an Award; and

(vi) amend, modify, or supplement the terms of any outstanding Award subject to the restrictions of Section 3.5. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make or modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award.

3.4 Forfeiture; Recoupment.

The Company may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Service Providers or clients, customers, tenants or the like of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, or (e) other agreement, as and to the extent specified in such Award Agreement. The Company may annul an outstanding Award if the Grantee thereof is a Service Provider and is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or an Affiliate and such Grantee, as applicable.

Any Award granted pursuant to the Plan is subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is or in the future becomes subject to any Company “clawback” or recoupment policy that requires the repayment by the Grantee to the Company of compensation paid by the Company to the Grantee in the event that the Grantee fails to comply with, or violates, the terms or requirements of such policy. Such policy may authorize the Company to recover from a Grantee incentive-based compensation (including Options awarded as compensation) awarded to or received by such Grantee during a period of up to three (3) years, as determined by the Committee, preceding the date on which the Company is required to prepare an accounting restatement due to material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, and any Award Agreement so provides, any Grantee of an Award under such Award Agreement who knowingly engaged in such misconduct, was grossly negligent in engaging in such misconduct, knowingly failed to prevent such misconduct or was grossly negligent in failing to prevent such misconduct, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained information affected by such material noncompliance.

Notwithstanding any other provision of the Plan or any provision of any Award Agreement, if the Company is required to prepare an accounting restatement, then Grantees shall forfeit any cash or Stock received in connection with an Award (or an amount equal to the Fair Market Value of such Stock on the date of delivery if the Grantee no longer holds the shares of Stock) if pursuant to the terms of the Award Agreement for such Award, the amount of the Award earned or the vesting in the Award was explicitly based on the achievement of pre-established performance goals set forth in the Award Agreement (including earnings, gains, or other performance goals) that are later determined, as a result of the accounting restatement, not to have been achieved.

3.5 No Repricing.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs in exchange for cash or other securities.

3.6 Deferral Arrangement.

The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.7 No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

4.	STOCK SUBJECT TO THE PLAN

4.1 Number of Shares of Stock Available for Awards.

Subject to adjustment as provided in Section 18, the number of shares of Stock available for issuance under the Plan shall be 9,000,000 shares, plus the number of shares of Stock that are subject to awards outstanding under the Prior Plan as of the Effective Date and thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares. Subject to adjustment as provided in Section 18, the number of shares of Stock available for issuance as Incentive Stock Options shall be 9,000,000. Shares of Stock issued or to be issued under the Plan shall be authorized but unissued shares or treasury Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee.

4.2 Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Stock available for issuance under the Plan pursuant to Section 4.1 shall be increased by the number of shares of Stock subject to any such assumed awards and substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Stock is listed.

4.3 Share Usage.

Shares of Stock covered by an Award shall be counted as used as of the Grant Date. Any shares of Stock that are subject to Awards shall be counted against the limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to an Award of Options or SARs. With respect to SARs, the number of shares of Stock subject to an award of SARs will be counted against the aggregate number of shares of Stock available for issuance under the Plan regardless of the number of shares of Stock actually issued to settle the SAR upon exercise. Any shares of Stock that are subject to Awards other than Options or SARs shall be counted against the limit set forth in Section 4.1 as 5.39 shares of Stock for every one (1) share of Stock granted. If any shares of Stock covered by an Award granted under the Plan or under the Prior Plan are not purchased or are forfeited or expire, if an Award otherwise terminates without delivery of any shares of Stock subject thereto, or if an Award is settled in cash in lieu of shares of Stock, then the number of shares of Stock counted against the aggregate number of shares of Stock available under the Plan or with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan in the amounts as specified in Section 4.3. The number of shares of Stock available for issuance under the Plan shall not be increased by (i) any shares of Stock tendered or withheld or Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as described in Section 12.2 or upon exercise of a SAR, (ii) any shares of Stock deducted or delivered from an Award payment in connection with the Company’s tax withholding obligations as described in Section 19.3 or (iii) any shares of Stock purchased by the Company with proceeds from option exercises.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1 Effective Date.

The Plan shall be effective as of the Effective Date. Following the Effective Date, no awards shall be made under the Prior Plan.

5.2 Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3 Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by Applicable Laws or required by the applicable rules of any Stock Exchange on which the Stock is listed. No amendment will be made to the no-repricing provisions of Section 3.5 or the option pricing provisions of Section 8.1 without the approval of the Company’s stockholders. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1 Service Providers and Other Persons.

Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider, as the Board shall determine and designate from time to time and (ii) any other natural person whose participation in the Plan is determined to be in the best interests of the Company by the Board.

6.2 Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3 Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company (i) has a class of equity security registered under Section 12 of the Exchange Act, (ii) is subject to Section 162(m) of the Code, and (iii) the transition period under Treasury Regulation Section 1.162-27(f)(2) has lapsed or does not apply:

(i) the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 is 1,250,000 in a calendar year;

(ii) the maximum number of shares of Stock that can be granted under the Plan, other than pursuant to an Option or SARs, to any person eligible for an Award under Section 6 is 1,250,000 in a calendar year;

(iii) the maximum number of shares of Stock subject to Awards that can be granted under the Plan to any non-employee director in a calendar year, taken together with any cash fees paid to such non-employee director during the calendar year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); and

(iv) the maximum amount that may be paid as an Annual Incentive Award in a calendar year to any person eligible for an Award shall be $7,500,000 and the maximum amount that may be paid as a cash-settled Performance Award in respect of a performance period by any person eligible for an Award shall be $7,500,000.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 18.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1 Option Price.

The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. The Option Price of each Option shall be at least the Fair Market Value of a share of Stock on the Grant Date; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2 Vesting.

Subject to Sections 8.3 and 18, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement or other written agreement between the Company and a Grantee. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded up to the next nearest whole number.

8.3 Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date.

8.4 Termination of Service.

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5 Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 18 which results in termination of the Option.

8.6 Method of Exercise.

Subject to the terms of Section 12 and Section 19.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company of notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company and in accordance with any additional procedures specified by the Board. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and (unless broker assisted cashless exercise feature is used, as permitted by Section 12.3 and Section 19.3) shall be accompanied by payment in full of the Option Price of the shares of Stock for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award.

8.7 Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock covered thereby are fully paid and issued to such Grantee or other person. Except as provided in Section 18, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8 Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 10.3.

8.9 Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10 Family Transfers.

If authorized in the applicable Award Agreement or by the Board, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option that is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) unless Applicable Laws do not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and shares of Stock acquired pursuant to the Option shall be subject to the same restrictions on transfer of shares as would have applied to the Grantee. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11 Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12 Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1 Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price as determined by the Board. The Award Agreement for a SAR shall specify the SAR Exercise Price, which shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the SAR Grant Date; provided further that a Grantee may exercise only the SAR or the Option with which it is granted in tandem, but not both.

9.2 Other Terms.

The Board shall determine at the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock will be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3 Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten (10) years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such SAR.

9.4 Transferability of SARS.

Except as provided in Section 9.5, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise a SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5 Family Transfers.

If authorized in the applicable Award Agreement or by the Board, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) unless Applicable Laws do not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and shares of Stock acquired pursuant to a SAR shall be subject to the same restrictions on transfer or shares as would have applied to the Grantee. Subsequent transfers of transferred SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

10.1 Grant of Restricted Stock or Stock Units.

Awards of Restricted Stock or Stock Units may be made for consideration or no consideration (other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate of the Company).

10.2 Restrictions.

At the time a grant of Restricted Stock or Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different restricted period. The Board may in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units, as described in Section 14. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Stock Units.

10.3 Book-Entry.

Notwithstanding any provision of the Plan to the contrary, the issuance of the shares of Stock under the Plan shall be evidenced by book-entry registration. Such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement.

10.4 Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Stock and the right to receive any dividends declared or paid with respect to such shares of Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the restrictions applicable to the original Grant. Holders of Restricted Stock may not make an election under Code Section 83(b) with regard to the grant of Restricted Stock, and any holder who attempts to make such an election shall forfeit the Restricted Stock.

10.5 Rights of Holders of Stock Units.

10.5.1 Voting and Dividend Rights.

Holders of Stock Units shall have no rights as stockholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Stock Units, to direct the voting of the shares of Stock subject to such Stock Units, or to receive notice of any meeting of the Company’s stockholders). The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each Stock Unit held equal to the per-stock dividend paid on the shares of Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid. Notwithstanding the foregoing, if a grantor trust is established in connection with the Awards of Stock Units and shares of Stock are held in the grantor trust for purposes of satisfying the Company’s obligation to deliver shares of Stock in connection with such Stock Units, the Award Agreement for such Stock Units may provide that such cash payment shall be deemed reinvested in additional Stock Units at a price per unit equal to the actual price paid for each share of Stock by the trustee of the grantor trust upon such trustee’s reinvestment of the cash dividend received.

10.5.2 Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6 Termination of Service.

Unless the Board otherwise provides in an Award Agreement or in another written agreement with the Grantee, upon the termination of a Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to Restricted Stock or Stock Units.

10.7 Purchase of Restricted Stock and Shares of Stock Subject to Stock Units.

The Grantee shall be required, to the extent required by Applicable Laws, to purchase the Restricted Stock or shares of Stock subject to vested Stock Units from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or Stock Units or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock or Stock Units. The Purchase Price shall be payable in a form described in Section 12 or, in the case of a Purchase Price that equals the aggregate par value, in consideration for past or future Services rendered to the Company or an Affiliate of the Company, as provided in Section 10.1.

10.8 Delivery of Shares of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to Restricted Stock or Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry evidencing ownership of such shares of Stock shall be made. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the book-entry for the shares of Stock represented by the Stock Unit has been made.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

The Board may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Board) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan.

The Board may, in its sole discretion, grant Awards to participants in the form of Other Equity-Based Awards, as deemed by the Board to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11 may be granted with vesting, value and/or payment contingent upon the attainment of one or more performance goals. The Board shall determine the terms and conditions of such Awards at the Grant Date or thereafter. Unless the Board otherwise provides in an Award Agreement or in another written agreement with the Grantee, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Other Equity-Based Awards, the Grantee shall have no further rights with respect to such Award.

12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1 General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2 Surrender of Shares of Stock.

Unless an Award Agreement provides otherwise, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender, as applicable.

12.3 Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and unless an Award Agreement provides otherwise, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part (i) by delivery (on a form acceptable to the Board) by Grantee of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 19.3, or, (ii) with the consent of the Company, by the Grantee electing to have the Company issue to Grantee only that number of shares of Stock equal in value to the difference between the Option Price and the Fair Market Value of the shares of Stock subject to the portion of the Option being exercised.

12.4 Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with Applicable Laws, regulations and rules, including, without limitation, Service to the Company or an Affiliate of the Company.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1 Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares of Stock had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from the terms and conditions of such other Award. A cash amount credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved.

13.2 Termination of Service.

Except as may otherwise be provided by the Board either in the Award Agreement or in another written agreement with the Grantee, a Grantee’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS

14.1 Grant of Performance Awards and Annual Incentive Awards.

Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Performance Awards and/or Annual Incentive Awards to a Plan participant in such amounts and upon such terms as the Board shall determine.

14.2 Value of Performance Awards and Annual Incentive Awards.

Each Performance Award and Annual Incentive Award shall have an initial value that is established by the Board at the time of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Awards that will be paid out to the Plan participant.

14.3 Earning of Performance Awards and Annual Incentive Awards.

Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Awards or Annual Incentive Awards shall be entitled to receive payout on the value and number of the Performance Awards or Annual Incentive Awards earned by the Plan participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

14.4 Form and Timing of Payment of Performance Awards and Annual Incentive Awards.

Payment of earned Performance Awards and Annual Incentive Awards shall be as determined by the Board and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Board, in its sole discretion, may pay earned Performance Awards in the form of cash or in shares of Stock (or in a combination thereof) equal to the value of the earned Performance Awards at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period; provided that, unless specifically provided in the Award Agreement pertaining to the grant of the Award, such payment shall occur no later than the 15th day of the third month following the end of the calendar year in which the Performance Period ends. Any shares of Stock may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

14.5 Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

14.6 Performance Awards or Annual Incentive Awards Granted to Designated Covered Employees.

If and to the extent that the Board determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Board as likely to be a Covered Employee should constitute “qualified performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1 Performance Goals Generally.

The performance goals for Performance or Annual Incentive Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two (2) or more of the performance goals must be achieved as a condition to the grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2 Timing For Establishing Performance Goals.

Performance goals shall be established not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such Awards and (ii) the day on which twenty-five percent (25%) of any performance period applicable to such Awards has expired, or at such other date as may be required or permitted for “qualified performance-based compensation” under Code Section 162(m).

14.6.3 Settlement of Awards; Other Terms.

Settlement of such Awards shall be in cash, shares of Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Awards.

14.6.4 Performance Measures.

The performance goals upon which the payment or vesting of a Performance or Annual Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a) net earnings or net income;

(b) operating earnings;

(c) pretax earnings;

(d) earnings per share of stock;

(e) stock price, including growth measures and total stockholder return;

(f) earnings before interest and taxes;

(g) earnings before interest, taxes, depreciation and/or amortization;

(h) return measures, including return on assets, capital, investment, equity, sales or revenue;

(i) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;

(j) expense targets;

(k) market share;

(l) financial ratios as provided in credit agreements of the Company and its subsidiaries;

(m) working capital targets;

(n) completion of acquisitions of assets;

(o) completion of asset sales;

(p) revenues under management;

(q) funds from operations or adjusted funds from operations;

(r) distributions to stockholders; and

(s) any combination of any of the foregoing business criteria.

Business criteria may be (but are not required to be) measured on a basis consistent with U.S. Generally Accepted Accounting Principles.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (e) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5 Evaluation of Performance.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6 Adjustment of Performance-Based Compensation.

Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines.

14.6.7 Board Discretion.

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval provided the exercise of such discretion does not violate Code Sections 162(m) or 409A. In addition, in the event that the Board determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Board may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.7 Status of Awards Under Code Section 162(m).

It is the intent of the Company that Awards under Section 14.6 granted to persons who are designated by the Board as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations promulgated thereunder shall, if so designated by the Board, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any agreement relating to such Awards does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.	TERMS AND CONDITIONS OF LONG-TERM INCENTIVE UNITS

LTIP Units are intended to be profits interests in the operating partnership affiliated with the Company (such operating partnership, the “Operating Partnership”), the rights and features of which, if applicable, will be set forth in the agreement of limited partnership for the Operating Partnership (the “Operating Partnership Agreement”). Subject to the terms and provisions of the Plan and the Operating Partnership Agreement, the Board, at any time and from time to time, may grant LTIP Units to Plan participants in such amounts and upon such terms as the Board shall determine. LTIP Units must be granted for service to the Operating Partnership. Subject to Section 18, each LTIP Unit granted under the Plan shall vest at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement.

16.	PARACHUTE LIMITATIONS

If the Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right to exercise, vesting, payment or benefit to the Grantee under the Plan shall be reduced or eliminated:

(i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”) and

(ii) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

17.	REQUIREMENTS OF LAW

17.1 General.

No participant in the Plan will be permitted to acquire, or will have any right to acquire, shares of Stock thereunder if such acquisition would be prohibited by any share ownership limits contained in charter or bylaws or would impair the Company’s status as a Real Estate Investment Trust. The Company shall not be required to offer, sell or issue any shares of Stock under any Award if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, any other individual or entity exercising an Option, or the Company or an Affiliate of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock hereunder, no shares of Stock may be offered, issued or sold to the Grantee or any other individual or entity exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Board has received evidence satisfactory to it that the Grantee or any other individual or entity exercising an Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock pursuant to the Plan to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option (or SAR that may be settled in shares of Stock) shall not be exercisable until the shares of Stock covered by such Option (or SAR) are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option (or SAR) under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

17.2 Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

18.	EFFECT OF CHANGES IN CAPITALIZATION

18.1 Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in such stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including, without limitation, the limits set forth in Section 6.3, shall be adjusted proportionately and accordingly by the Company in a manner deemed equitable by the Board. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

18.2 Reorganization in Which the Company Is the Surviving Entity That Does not Constitute a Change in Control.

Subject to Section 18.3, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities that does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares of Stock remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, or in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 18.2, Performance Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance Awards would have been entitled to receive immediately following such transaction.

18.3 Change in Control in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, upon the occurrence of a Change in Control in which outstanding Options, SARs, Stock Units, Dividend Equivalent Rights, LTIP Units, Restricted Stock, or other Equity-Based Awards are not being assumed or continued:

(i) in each case with the exception of any Performance Award, all outstanding Restricted Stock and LTIP Units shall be deemed to have vested, all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, and all Dividend Equivalent Rights shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and

(ii) in the case of Options and SARs, either of the following two actions shall be taken:

(A)	fifteen (15) days prior to the scheduled consummation of a Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days, or

(B)	the Board may elect, in its sole discretion, to cancel all outstanding Awards of Options and SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith) equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Stock”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Stock.

(iii) for Performance Awards denominated in Stock, Stock Units or LTIP Units, if less than half of the Performance Period has lapsed, the Awards shall be converted into Restricted Stock or Stock Units assuming target performance has been achieved (or Unrestricted Stock if no further restrictions apply). If more than half the Performance Period has lapsed, the Awards shall be converted into Restricted Stock or Stock Units based on actual performance to date (or Unrestricted Stock if no further restrictions apply). If actual performance is not determinable, then Performance Awards shall be converted into Restricted Stock or Stock Units assuming target performance has been achieved, based on the discretion of the Committee (or Unrestricted Stock if no further restrictions apply). If any Awards are converted into Restricted Stock or Stock Units from the application of this Section 18.3(iii), then such Awards shall be treated in the manner set forth in Section 18.3(i).

(iv) Other-Equity Based Awards shall be governed by the terms of the applicable Award Agreement.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen (15)-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Board shall send notice of an event that will result in such a termination to all individuals and entities who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.

18.4 Change in Control in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, the Plan, Options, SARs, Stock Units, Restricted Stock and Other Equity-Based Awards theretofore granted shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of the Options, SARs, Stock Units, Restricted Stock and Other Equity-Based Awards theretofore granted, or for the substitution for such Options, SARs, Stock Units, Restricted Stock and Other Equity-Based Awards for new common stock options and stock appreciation rights and new common stock units and restricted stock and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation rights exercise prices.

18.5 Adjustments.

Adjustments under this Section 18 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Board shall determine the effect of a Change in Control upon Awards other than Options, SARs, Stock Units and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement. The Board may provide in the

Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 18.1, 18.2, 18.3, 18.4 and 18.7.

18.6 No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.

19.	GENERAL PROVISIONS

19.1 Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual or entity the right to remain in the employ or service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any individual or entity at any time, or to terminate any employment or other relationship between any individual or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third party director or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

19.2 Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

19.3 Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or an Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or an Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or an Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or an Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or an Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 19.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares of Stock pursuant to such Award, as applicable, cannot, subject to the next sentence, exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or an Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares of Stock. The Board has full discretion to allow Grantees to satisfy, in whole or in part, any additional income, employment, and/or other applicable taxes payable by them with respect to an Award by electing to have the Company or an Affiliate withhold from the shares of Stock otherwise issuable to the Grantee upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares of Stock pursuant to such Award, as applicable, shares of Stock having a Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Grantee’s relevant tax jurisdictions). Notwithstanding Section 2.20, Section 12.2 or this Section 19.3, (i) for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 19.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date), so long as such Grantee has provided the Company or an Affiliate, or its designee or agent, with advance written notice of such sale, and (ii) for purposes of determining the value of shares of Stock withheld or delivered to satisfy withholding obligations on the vesting of Restricted Stock, the Company may elect to have the value of such shares equal the average of the opening and closing price of a Share of Stock on the vesting date.

19.4 Captions.

The use of captions in the Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

19.5 Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

19.6 Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

19.7 Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

19.8 Governing Law.

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

19.9 Section 409A of the Code.

The Company intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board.

To record adoption of the Plan by the Board as of February 16, 2017, and approval of the Plan by the stockholders on [DATE], 2017, the Company has caused its authorized officer to execute the Plan.

DUPONT FABROS
TECHNOLOGY, INC.

By:
Title:

ATTACHMENT C

RECONCILIATIONS OF NET INCOME TO

FFO, NORMALIZED FFO AND AFFO

(unaudited and in thousands except share and per share data)

	2016	2015
Net (loss) income	$181,447	$(4,086)
Depreciation and amortization	107,781	104,044
Less: Non real estate depreciation and amortization	(798)	(700)
Impairment on investment in real estate	—	122,472
Gain on sale of real estate	(22,833)	—

NAREIT FFO	$265,597	$221,730
Preferred stock dividends	(20,739)	(27,245)
Issuance costs associated with redeemed preferred stock	(12,495)	—

NAREIT FFO attributable to common shares and common units	$232,363	$194,485
Severance expenses and equity acceleration	891	6,124
Loss on early extinguishment of debt	1,232	—
Issuance costs associated with redeemed preferred stock	12,495	—

Normalized FFO attributable to common shares and common units	$246,981	$200,609
Straight-line revenues, net of reserve	(93)	13,424
Amortization and write-off of lease contracts above and below market value	(411)	(880)
Compensation paid with Company common shares	6,597	5,268
Non real estate depreciation and amortization	798	700
Amortization of deferred financing costs	3,712	3,151
Improvements to real estate	(4,843)	(3,459)
Capitalized leasing commissions	(3,877)	(4,200)

AFFO attributable to common shares and common units	$248,864	$214,613

NAREIT FFO per share attributable to common shares and common units per share – diluted	$2.63	$2.39

Normalized FFO per share attributable to common shares and common units per share – diluted	$2.80	$2.46

AFFO per share attributable to common shares and common units per share – diluted	$2.82	$2.64

Weighted average common shares and common units outstanding – diluted	88,288,509	81,414,764

Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. The Company calculates FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income determined in accordance with GAAP, excluding extraordinary items as defined under GAAP, impairment charges on depreciable real estate assets and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company also presents FFO attributable to common shares and OP units, which is FFO excluding preferred stock dividends. FFO attributable to common shares and OP units per share is calculated on a basis consistent with net income attributable to common shares and OP units and reflects adjustments to net income for preferred stock dividends.

The Company uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance

C-1

measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. The Company also believes that, as a widely recognized measure of the performance of equity REITs, FFO may be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to the Company’s FFO. Therefore, the Company believes that in order to facilitate a clear understanding of its historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of the Company’s liquidity, nor is it indicative of funds available to meet the Company’s cash needs, including its ability to pay dividends or make distributions.

We present FFO with adjustments to arrive at Normalized FFO. Normalized FFO is FFO attributable to common shares and units excluding gain or loss on early extinguishment of debt and gain or loss on derivative instruments. We also present FFO with supplemental adjustments to arrive at Adjusted FFO (“AFFO”). AFFO is Normalized FFO excluding straight-line revenue, compensation paid with Company common shares, below market lease amortization net of above market lease amortization, non-real estate depreciation and amortization, amortization of deferred financing costs, improvements to real estate and capitalized leasing commissions. AFFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow provided by operations as a measure of liquidity and is not necessarily indicative of funds available to fund our cash needs including our ability to pay dividends. In addition, AFFO may not be comparable to similarly titled measurements employed by other companies. We use AFFO in management reports to provide a measure of REIT operating performance that can be compared to other companies using AFFO.

C-2

DuPont Fabros Technology, Inc.
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 12, 2017.

Vote by Internet

•   Go to www.envisionreports.com/DFT

•   Or scan the QR code with your smartphone

•   Follow the steps outlined on the secure website

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•   Follow the instructions provided by the recorded message

Using a black ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED UNDER PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4 AND 6, AND “1 YEAR” FOR PROPOSAL 5.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Michael A. Coke	☐	☐	02 - Lammot J. du Pont	☐	☐	03 - Thomas D. Eckert	☐	☐

04 Christopher P. Eldredge	☐	☐	05 - Frederic V. Malek	☐	☐	06 - John T. Roberts, Jr.	☐	☐

07 – Mary M. Styer	☐	☐	08 - John H. Toole	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Vote on an amendment to the Articles of Incorporation to allow stockholders to amend the Bylaws.	☐	☐	☐	3. Vote to approve the amendment and restatement of the 2011 Equity Incentive Plan.	☐	☐	☐
	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain
4. Advisory vote on executive compensation (say-on-pay vote).	☐	☐	☐	5. Advisory vote on the frequency of say-on pay votes.	☐	☐	☐	☐
	For	Against	Abstain
6. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.	☐	☐	☐	7. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box.

/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - DuPont Fabros Technology, Inc.

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ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given herein. If no instructions are given, this proxy will be voted “FOR” all of the nominees listed under Proposal 1, “FOR” Proposals 2, 3, 4 and 6, “1 Year” for Proposal 5, and with respect to any other matters that properly come before the meeting, the proxies named in this proxy will vote in his discretion.

The undersigned hereby appoints Lammot J. du Pont, Christopher P. Eldredge and Jeffrey H. Foster as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of DuPont Fabros Technology, Inc. held of record by the undersigned on April 3, 2017, at the Annual Meeting of Stockholders to be held at the Market Square North, 401 9th Street NW, 10th Floor, Washington, DC 20004, on June 12 2017, or any adjournments or postponements thereof.

Please sign, date and return promptly in the enclosed envelope.

CONTINUED ON REVERSE SIDE

Non-Voting Items

Change of Address - Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+